Exhibit 99.3

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

(202) 467-6862

Security Bank, s.b. Springfield, Illinois Conversion Valuation Appraisal Report Valued as of August 30, 2024 Prepared By Feldman Financial Advisors, Inc. McLean, Virginia

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

(202) 467-6862

August 30, 2024

Board of Directors

Security Bank, s.b.

510 East Monroe Street

Springfield, Illinois 62701

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Security Bank, s.b. (“Security” or the “Bank”) as of August 30, 2024 in conjunction with the Bank’s conversion (the “Conversion”) from the mutual form of organization to the stock form of organization, issuance of all of its capital stock to a newly formed stock holding company known as Security Midwest Bancorp, Inc. (“Security Midwest Bancorp” or the “Company”), and offering for sale of the Company’s common stock to eligible depositors of the Bank, the Bank’s employee stock ownership plan, and certain members of the general public in the subscription and community offering (the “Stock Offering”). The Conversion is being undertaken pursuant to a Plan of Conversion adopted by the Board of Directors of the Bank. The Appraisal is furnished pursuant to the filing by the Bank of regulatory applications with respect to the Conversion and Stock Offering with the Illinois Department of Financial and Professional Regulation, Division of Banking, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, and the Securities and Exchange Commission.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Luse Gorman, PC, and the Bank’s independent registered public accounting firm, Wipfli LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Bank’s representation that the information in the Conversion applications and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent accounting firm, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Security Bank, s.b.

August 30, 2024

Page Two

It is our opinion that, as of August 30, 2024, the estimated pro forma market value of the Bank was within a range (the “Valuation Range”) of $8,075,000 to $10,925,000 with a midpoint of $9,500,000. Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a decrease of 15% from the midpoint value to determine the minimum value and an increase of 15% from the midpoint value to establish the maximum value. Assuming an additional increase of 15% above the maximum value would result in an adjusted maximum of $12,563,750. Based on an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 807,500 at the minimum, 950,000 at the midpoint, 1,092,500 at the maximum, and 1,256,375 at the adjusted maximum of the offering range.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

i

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LIST OF TABLES

ii

FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Security Bank, s.b. (referred to herein as “Security Bank,” “Security” or the “Bank”) as of August 30, 2024 in conjunction with the Bank’s conversion (the “Conversion”) from the mutual form of organization to the stock form of organization, issuance of all of its capital stock to a newly formed stock holding company known as Security Midwest Bancorp, Inc. (“Security Midwest Bancorp” or the “Company”), and offering for sale of the Company’s common stock to eligible depositors of the Bank, the Bank’s employee stock ownership plan (the “ESOP”), and certain members of the general public in the subscription and community offering (the “Stock Offering”). The Conversion is being undertaken pursuant to a Plan of Conversion adopted by the Board of Directors of the Bank. The Appraisal is furnished pursuant to the filing by the Bank of regulatory applications with respect to the Conversion and Stock Offering with the Illinois Department of Financial and Professional Regulation, Division of Banking (“Illinois Division of Banking”), the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System (“Federal Reserve Board”), and the Securities and Exchange Commission (“SEC”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Luse Gorman, PC, and the Bank’s independent registered public accounting firm, Wipfli LLP. In addition, where appropriate, we considered information based on other available published sources that we believe

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are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Bank’s representation that the information in the Conversion applications and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent accounting firm, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.

I. BUSINESS OF SECURITY BANK

General Overview

Security Bank is a mutual savings bank headquartered in Springfield, Illinois. The Bank operates three full-service banking offices in Springfield and offers a variety of financial products and services to meet the needs of its customers. Springfield is the state capital of Illinois and the county seat of Sangamon County, Illinois. In 2018, the Bank implemented a cannabis-related business (“CRB”) program, offering deposit and cash-management services to licensed cannabis-related businesses. Security currently offers depository accounts to customers operating licensed cannabis businesses in the states of Illinois, Michigan, and Ohio. In December 2022, the Bank initiated lending to CRB organizations and their associated real estate entities. The Bank’s market area for CRB deposits is Illinois, Michigan, and Ohio, while its primary market area for other deposits, as well as its primary lending market area is Sangamon County, Illinois and the contiguous counties. The Bank periodically also originates loans to borrowers or secured by properties located in adjacent metropolitan market areas.

The Bank is the product of a series of mergers of legacy financial institutions dating back to 1874, culminating with Security Improvement and Loan Association in 1906. The Bank subsequently acquired Sangamon Home Savings Association in 1981 and United Bank, S.B. in 1995. The Bank converted from a federally-chartered mutual savings and loan association to a state-chartered mutual savings bank in 1995. Currently, Security is the only savings institution headquartered or operating branch offices in Sangamon County.

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The Bank’s principal business consists of attracting retail deposits from the general public and CRB customers in its targeted market areas and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential real estate loans, commercial real estate loans, and commercial business loans. The Bank also invests in debt securities, such as mortgage-backed securities and collateralized mortgage obligations, municipal bonds, and U.S. Government and agency securities. The Bank offers a variety of deposit accounts, including demand deposit accounts, savings accounts, money market accounts, certificate of deposit accounts, health savings accounts (“HSAs”), and individual retirement accounts (“IRAs”). The Bank also offers other financial services and products, including debit and credit cards, digital banking, mobile banking, online bill pay, mobile deposit, and automated teller machines (“ATMs”).

At June 30, 2024, Security had total assets of $219.6 million, total deposits of $204.5 million, net total loans of $106.2 million, and total equity of $13.9 million (measuring 6.31% of total assets). The Bank reported net income of $684,000 for the year ended December 31, 2023 and net income of $537,000 for the six months ended June 30, 2024. The Bank’s deposits are insured up to applicable limits by the FDIC. The Bank is subject to comprehensive regulation and examination by the Illinois Division of Banking and the FDIC. The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Chicago. At June 30, 2024, the Bank had 43 full-time employees and six part-time employees.

Security conducts its business from its main office and two branch offices, all of which are located in Springfield, Illinois. All of the Bank’s offices are located in Sangamon County, Illinois. The Bank’s primary market area for lending activities and its non-CRB deposit gathering is diversified economically, with Springfield serving as the state capital of Illinois and the metropolitan area serving as a regional economic base for the surrounding area. Economic sectors in the Springfield metropolitan area include government, healthcare, education, professional services, and tourism, while the more rural sections contain a variety of agriculture and manufacturing-related employment. Sangamon County had an estimated 2024 population of approximately 194,000 with the city of Springfield accounting for total residents of 113,000.

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In an effort to pursue growth and increase profitability, Security began to implement its CRB banking activities in 2018. Through its CRB banking activities, Security provides deposit and cash-management services to CRB organizations. In December 2022, the Bank initiated lending to CRBs and their associated real estate entities. The Bank underwrites these loans under what it believes are stringent guidelines. The Bank also generates traditional banking business from affiliates of CRBs, including their owners. This includes personal loans and deposits, all of which are provided pursuant to Security’s regular banking practices. Security limits the number of CRB relationships from which it accepts deposits and limits the maximum deposits it holds from any one CRB. The Bank further seeks to mitigate the risk related to deposits from CRBs by using off-balance sheet opportunities to reduce its exposure, such as placing excess deposits with third-party institutions. Security maintains high levels of liquidity due to the significant cash flows of CRBs. Cash and cash equivalents totaled $53.0 million at June 30, 2024, representing 24.1% of the Bank’s total assets.

The Bank’s long operating history in Springfield has provided it with a familiarity of its local communities and customer base. The Bank believes that it has a strong community reputation as a real estate mortgage lender and its staff and management are easily accessible for customers. The Bank continues to stress customer service and is community-focused through its staff that is knowledgeable of the local customer base and very active in community endeavors. Security considers that its mission is to promote the financial health and prosperity of the Bank, depositors, employees, and community. Furthermore, Security aims to be the financial institution of choice for those who value personal banking relationships and service.

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At December 31, 2002, the Bank had total assets of $199.3 million and total equity of $21.6 million (10.84% of total assets). However, over the next 15 years, the Bank began to struggle periodically with asset quality after an expansion of commercial real estate and construction lending in challenging economic cycles, which led to a string of operating losses and erosion of equity capital. By December 31, 2016, the Bank’s total assets had shrunk to $129.1 million and total equity amounted to $11.7 million. Security returned to profitability in 2017 and began to focus on growth strategies. In 2019, the Bank hired Stephan P. Antonacci as its new President and Chief Executive Officer (“CEO”). Mr. Antonacci joined the Bank in 2014 and served as Chief Operating Officer (“COO”) beginning in 2018. Mr. Antonacci has over 25 years of experience in the banking industry, including with JP Morgan Chase/Bank One and Bank of Springfield.

Due largely to the expansion of its deposit base from CRB customers, the Bank’s asset size surpassed the $200 million mark beginning in 2020 and its total equity advanced to $16.3 million at December 31, 2021 as a result of profitable operations. However, the rapid rise in interest rates during 2022 contributed to mounting unrealized holding losses in the Bank’s available-for-sale securities portfolio, which is reflected in accumulated other comprehensive loss (“AOCL”) in the Bank’s equity capital account. Subsequently, the Bank’s total equity declined to $12.0 million or 5.42% of assets at December 31, 2022.

As of June 30, 2024, Security had total equity of $13.9 million and a 6.31% ratio of total equity to total assets. The Bank’s AOCL amounted to -$4.7 million as of June 30, 2024. Because the AOCL is excluded from the Bank’s computation of regulatory capital, Security’s tier 1 leverage ratio as of June 30, 2024 was positioned higher at 8.49% of average assets, which exceeded the minimum regulatory requirement of 4.0% and the 5.0% threshold required to be considered as well capitalized for regulatory purposes.

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Security believes there is a significant opportunity for a community-focused banking institution to continue to compete effectively in its targeted markets and business segments, and that the increased capital it will have after the completion of the Stock Offering will facilitate this objective. The core elements of the Bank’s business strategy are outlined in more detail below:

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Grow the loan portfolio, subject to market conditions. Security plans to continue to emphasize one- to four-family residential real estate lending for borrowers residing in its market area. The Bank has hired a full-time mortgage lending officer to support these efforts. The Bank also intends to increase the origination of commercial real estate loans and business loans in order to increase the yield of, and reduce the term to repricing of, the total loan portfolio. Security’s low-cost source of funds obtained through its CRB banking activity provides it with liquidity to originate expanded levels of loans. As of June 30, 2024, $33.4 million or 31.0% of the total loan portfolio consisted of residential mortgage loans, while $40.6 million or 37.7% consisted of commercial real estate loans, and $11.5 million or 10.7% consisted of commercial business loans. The additional capital raised in the Stock Offering will increase the Bank’s commercial lending capacity by enabling it to originate more commercial real estate and business loans as well as loans with larger balances.

•

Improve operating efficiencies while expanding products and services. Security believes that it can enhance its net income by controlling operating expenses while maintaining quality control over its operations and concurrently expanding the products and services it offers to customers. The Bank has closely monitored and assessed its staffing needs in recent years, as improvements in technology have enabled it to operate more efficiently. The Bank completed a core data processing system conversion in 2021, which better supports its technology needs and business model, and which it believes should continue to provide future benefits by enabling the expansion of products and services offered by the Bank. The Bank believes that its smaller size enables it to be more responsive to the needs of its customers, both with respect to engaging in new business activities and facilitating quality service and responsiveness. In recent years, the Bank has also focused on improving its third-party vendor management to reduce costs through better targeted assistance and a more thorough vendor engagement process. The Bank’s efficiency ratio (the ratio of non-interest expense divided by the sum of net interest income and non-interest income) was 82.8% and 80.2% for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively.

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•

Grow the CRB banking program. Security plans to continue to grow this program modestly going forward. Through its CRB banking program, Security provides deposit and cash-management services to customers that are licensed by their applicable state to conduct business in the cannabis industry as cultivators and dispensaries. The Bank currently offers depository accounts to customers operating licensed businesses in the states of Illinois, Michigan, and Ohio. The CRB banking relationships provide Security with access to a low-cost source of funds and opportunities to generate fee income. The Bank conducts extensive due diligence of a CRB organization before its business is accepted, including confirmation that the business is properly licensed. At June 30, 2024, deposit balances from CRB customers were approximately $54.8 million or 26.8% of total deposits, with no individual customer accounting for more than 10% of total deposits at that date. Fee income from CRB customers for the six months ended June 30, 2024 and the year ended December 31, 2023 was $471,000 and $1.0 million, respectively, and includes both account maintenance fees and cash-counting fees. At June 30, 2024, loan balances from CRB customers and their associated real estate entities were approximately $20.3 million or 8.9% of the Bank’s total loans. At June 30, 2024, all of the Bank’s loans to CRB customers and their associated real estate entities were performing in accordance with their contractual terms.

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Increase core deposits. Security plans to continue to emphasize increasing “core deposits,” which include non-certificate accounts such as savings, money market, and regular and commercial checking accounts. Core deposits provide a stable source of funds to support loan growth at costs consistent with enhancing the Bank’s interest rate spread and net interest margin, and also provide the liquidity necessary to support its CRB operations. At June 30, 2024, $154.6 million or 75.6% of the Bank’s total deposits comprised core deposits. The Bank intends to attract and retain core deposits by growing its CRB operations, offering competitive products that meet the full-service banking needs of customers, emphasizing high-quality customer service, and offering convenient locations and advertising and promotions programs. The core data processing system conversion, which was discussed above, enhanced the tools that the Bank can offer customers to assist in managing their funds. Furthermore, the Bank believes expanding its commercial real estate and business lending will help grow its core deposits as the Bank will emphasize servicing an entire banking relationship instead of just the underlying loans.

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Manage credit risk to maintain a low level of non-performing assets. Security believes that maintaining strong asset quality is important to its long-term success. Beginning in 2018, the Bank enhanced its credit review process by upgrading its loan approval and underwriting policies, hiring a full-time credit officer, updating its outside annual credit review for all commercial real estate and commercial business loans, and enhancing the automation of its credit review process. Furthermore, the Bank hired a new Chief Lending Officer in December 2022. The Bank seeks to limit credit risk by utilizing an internal loans-to-one-borrower limitation (approximately $3.2 million at June 30, 2024) that is lower than that permitted by banking regulations (approximately $4.7 million at that same date). At June 30, 2024, the Bank’s ratio of non-performing loans to total loans was 1.56%, while its ratio of non-performing assets to total assets was 0.90%.

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While its tier 1 capital level is solid at 8.49% of average assets as of June 30, 2024, Security believes it must raise additional capital in order to facilitate its growth objectives and loan generation activity, and provide a greater cushion in response to the risk profile associated with continued expansion and future economic conditions. As a stock organization upon completion of the Conversion, the Company and the Bank will be organized in the ownership form used by commercial Banks, most major businesses, and a large number of thrift institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Company and the Bank the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Bank also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions. After the Conversion, the Bank will have an increased ability to merge with or acquire other financial institutions or business enterprises; however, there are no current arrangements, understandings, or agreements regarding any such acquisition opportunities. Finally, the Bank expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.

Although a final decision has not been made, Security intends to utilize a portion of the proceeds it receives from the Stock Offering to support a full withdrawal from a multiple-employer defined benefit pension plan in which the Bank participates and subsequent termination of pension benefits (subject to the completion of the Conversion and Stock Offering). Annual contributions are required to be made by each participating company, and these contributions are expensed during the relevant year. Security’s contributions related to this pension plan for the six months

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ended June 30, 2024 and the year ended December 31, 2023 were $78,000 and $401,000, respectively. The Bank froze this plan to new participants in 2006. The Bank has estimated that the total pre-tax cost to withdraw from the plan will be $1.8 million. Because the costs of a withdrawal from this pension plan will primarily depend on the value of the plan’s assets and applicable interest rates at the time of the withdrawal, the actual costs associated with a withdrawal from the plan will not be known until the date of the withdrawal, which the Bank anticipates would be no sooner than March 31, 2025. The actual cost of withdrawal could be significantly higher than the estimated cost provided by the plan administrator.

In summary, the Bank’s primary reasons for implementing the Conversion and undertaking the Stock Offering are to:

•	Increase the Bank’s capital to bolster its financial strength and to support existing and future loan and deposit growth.

•	Facilitate the Bank’s withdrawal from the multiple-employer defined benefit pension plan in which the Bank participates.

•	Enhance the Bank’s lending capacity by increasing its regulatory and internal lending limits.

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Attract and retain qualified personnel by enabling the Bank to establish stock-based benefit plans for its management and employees that will give them an opportunity and greater incentive to share in the Bank’s long-term growth and success.

•	Enhance the Bank’s community ties by providing depositors, and possibly other community members, with the opportunity to acquire an ownership interest in the Bank.

•	Provide greater flexibility to structure and finance opportunities for expansion, although the Bank has no current arrangements or agreements with respect to any such transactions.

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The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank’s economic and competitive environment, and recent strategic initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 presents the Bank’s consolidated balance sheets as of December 31, 2022 and 2023 and June, 30, 2024. Exhibit II-2 summarizes the Bank’s consolidated income statements for the years ended December 31, 2022 and 2023 and for the six months ended June 30, 2023 and 2024.

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Financial Condition

Table 1 presents selected data concerning Security’s financial position as of December 31, 2022 and 2023 and June 30, 2024. Table 2 shows balance sheet concentrations as of similar dates.

Table 1

Selected Financial Condition Data

As of December 31, 2022 and 2023 and June 30, 2024

(Dollars in Thousands)

	June 30,	December 31,
	2024	2023	2022
Total assets	$219,565	$203,571	$222,301
Cash and cash equivalents (1)	53,001	33,810	63,036
Held-to-maturity securities	1,226	2,212	3,198
Available-for-sale securities	47,180	48,529	47,413
Federal Home Loan Bank stock	698	698	262
Total loans, net	106,209	107,081	96,740
Bank-owned life insurance	2,202	2,169	2,110
Premises and equipment, net	3,012	3,039	3,132
Total deposits	204,463	178,110	208,725
Federal Home Loan Bank advances	—	10,500	—
Total equity	13,860	13,453	12,045

(1)	Includes federal funds sold and time deposits.

Source: Security Bank, s.b., financial statements.

Asset Composition

The Bank’s total assets amounted to $219.6 million at June 30, 2024, reflecting a $16.0 million or 7.9% increase from total assets of $203.6 million at December 31, 2023. The recent expansion of total assets was primarily related to a $19.2 million increase in cash and cash equivalents. The increase in total assets between December 31, 2023 and June 30, 2024 was funded by an increase in deposits. The Bank’s assets had previously declined by $18.7 million or 8.4% from $222.3 million at December 31, 2022 due largely to a decline in deposit funding from the CRB customer base.

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Table 2

Relative Balance Sheet Concentrations

As of December 31, 2022 and 2023 and June 30, 2024

(Percent of Total Assets)

	June 30,	December 31,
	2024	2023	2022
Cash and cash equivalents (1)	24.14%	16.61%	28.36%
Held-to-maturity securities	0.56	1.09	1.44
Available-for-sale securities	21.49	23.84	21.33
Federal Home Loan Bank stock	0.32	0.34	0.12
Total loans, net	48.37	52.60	43.52
Bank-owned life insurance	1.00	1.07	0.95
Premises and equipment, net	1.37	1.49	1.41
Other assets	2.75	2.96	2.88

Total assets	100.00%	100.00%	100.00%

Total deposits	93.12%	87.49%	93.89%
Federal Home Loan Bank advances	—	5.16	—
Other liabilities	0.57	0.74	0.69

Total liabilities	93.69	93.39	94.58
Total equity	6.31	6.61	5.42

Total liabilities and equity	100.00%	100.00%	100.00%

(1)	Includes federal funds sold and time deposits.

Source: Security Bank, s.b., financial statements.

Investment securities, comprising both available-for-sale and held-to-maturity securities, amounted to $50.6 million and $50.7 million at December 31, 2022 and 2023, respectively, and $48.4 million at June 30, 2024. The moderate decline in 2024 was due primarily to maturities and repayments of securities totaling $2.0 million. Cash and cash equivalents increased from 16.6% of total assets at December 31, 2023 to 24.1% at June 30, 2024. The aggregate amount of cash and securities increased by $16.9 million or 19.8% from $85.2 million at December 31, 2023 to $102.1 million at June 30, 2024. The aggregate concentration of cash and securities increased from 41.9% of total assets of December 31, 2023 to 46.5% of total assets at June 30, 2024.

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The cash surrender value of bank-owned life insurance (“BOLI”) increased moderately from $2.1 million at December 31, 2022 to $2.2 million at December 31, 2023 and June 30, 2024. Security has purchased life insurance on certain management personnel. BOLI is recorded at the amount that can be realized under the insurance contracts at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. BOLI provides the Bank with a funding offset for employee benefit plans and obligations and also generates non-interest income that generally is non-taxable. The percentage of BOLI to total assets measured 1.0% of total assets at June 30, 2024.

Total loans decreased by $1.6 million or 1.5% to $107.6 million at June 30, 2024 compared to $109.2 million at December 31, 2023. During the six months ended June 30, 2024, loan originations totaled $8.4 million, a decrease of $10.6 million or 55.6% compared to the loan origination volume of $19.0 million for the six months ended June 30, 2023. Increases in market interest rates that began during 2022 and continued through 2023 resulted in a slowing of loan demand for the Bank compared to prior years. Total loans had previously increased by $11.5 million or 11.8% to $109.3 million at December 31, 2023, compared to $97.7 million at December 31, 2022. During the year ended December 31, 2023, loan originations totaled $37.3 million, an increase of $18.6 million or 99.8%, from loan origination volume of $18.7 million for the year ended December 31, 2022. The Bank’s strategy for expanding the loan portfolio is focused on owner-occupied, one- to four-family residential real estate loans and commercial loans.

Historically, the Bank’s primary lending activity has been the origination of one- to four-family, owner-occupied, first and second residential mortgage loans. As of June 30, 2024, one- to four-family residential mortgage loans accounted for $33.4 million or 31.0% of total loans as illustrated in Exhibit II-3. The Bank has progressed in diversifying its loan portfolio to include other loans with shorter maturity or repricing terms. The Bank’s loan portfolio also included commercial and multi-family real estate loans (42.3% of total loans), commercial business loans (10.7% of total loans), construction and development loans (7.1%), consumer loans (5.8%), and farm loans (3.2%).

FELDMAN FINANCIAL ADVISORS, INC.

At June 30, 2024, the Bank had $33.4 million in one- to four-family residential mortgage loans, which represented 31.0% of total loans. The average principal loan balance of the Bank’s residential mortgage loans was $60,000 at June 30, 2024. The Bank currently offers one- to four-family residential real estate loans with terms of up to 30 years. In recent periods, the Bank has sold a majority of the residential mortgage loans it has originated. The Bank originates fixed-rate and, to a lesser extent, adjustable-rate residential mortgages, and sells the majority of the fixed-rate residential mortgage loans. The Bank generally limits the loan-to-value (“LTV”) ratios of its residential mortgage loans without private mortgage insurance (“PMI”) to 80% of the sales price or appraised value, whichever is lower. Residential mortgages where the borrower obtains PMI may be made with LTV ratios of up to 90%. The Bank’s adjustable-rate residential mortgage loans carry terms to maturity ranging from 10 to 30 years and generally have fixed rates for initial terms of three or five years, and adjust thereafter for periods of between one and five years, at a margin, which in recent years has been tied to the one-year U.S. Treasury rate.

At June 30, 2024, the Bank had $45.6 million in commercial real estate and multi-family real estate loans, which represented 42.3% of total loans. Of this aggregate total, the Bank’s commercial real estate loans amounted to $40.6 million and multi-family residential loans amounted to $5.0 million as of June 30, 2024. The Bank’s commercial and multi-family real estate lending activity is consistent with its strategy to diversify the loan portfolio and increase the overall portfolio yield with shorter-maturity loans. The Bank’s commercial real estate loans are typically secured by residential rental properties, offices and warehouses, or other commercial properties. The Bank’s commercial real estate loans also include loans that were originated as construction loans and have since become permanent financing. The majority of the Bank’s commercial real estate loans are owner-occupied.

FELDMAN FINANCIAL ADVISORS, INC.

Security originates commercial real estate loans with rates that adjust after an initial fixed-rate period of generally one to five years. The Bank also originates commercial real estate loans with fixed rates with terms of three or five years and a balloon payment due at the end of the term. The Bank’s commercial real estate loans generally have amortization terms of 15 to 20 years. The maximum LTV ratio of the Bank’s commercial real estate loans is generally 80%. At June 30, 2024, the average principal loan balance of the Bank’s outstanding commercial real estate loans was $501,000, and the largest of such loans was a $3.9 million loan secured by retail property. This loan was performing in accordance with its terms at June 30, 2024.

As of June 30, 2024, Security had $11.5 million of outstanding commercial business loans, which represented 10.7% of the total loan portfolio. The Bank offers regular lines of credit and revolving lines of credit to small businesses in its market area to finance short-term working capital needs such as accounts receivable and inventory with terms generally up to twelve months and that are due on demand and subject to a renewal process. While many lines of credit are for small businesses and manufacturers, the Bank has begun to develop relationships with professional organizations such as accountants, law firms, and medical practitioners. The Bank’s commercial lines of credit are typically variable-rate tied to the prime interest rate. At June 30, 2024, the average loan size of the Bank’s commercial business loans was $137,000, and its largest outstanding commercial business loan balance was a $1.4 million loan secured by ownership shares of a medical clinic. This loan was performing in accordance with its terms at June 30, 2024.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5 presents a summary of the Bank’s portfolio of cash, short-term liquidity, and investment securities as of December 31, 2022 and 2023 and June 30, 2024. The Bank’s primary investment objective is to maximize portfolio yield over the long term in a manner consistent with minimizing risk, meeting liquidity needs, meeting pledging requirements, and meeting asset/liability management and interest rate risk strategies. Subject to loan demand and its internal interest rate risk analysis, the Bank will increase the balance of its investment securities portfolio when it has excess liquidity. The Bank’s Investment and Finance Policy was adopted by the Board of Directors and is reviewed annually by the Board of Directors. Security’s Investment and Finance Committee, which consists of the President and CEO, Executive Vice President and Chief Financial Officer, Senior Vice President-Controller, and Senior Vice President-Enterprise Risk, oversees the Bank’s investing activities and strategies. All transactions are formally reviewed by the Capital Planning and Budget Committee of the Board of Directors at least quarterly.

Security’s current investment policy authorizes the Bank to invest in debt securities issued by the U.S. Government, agencies of the U.S. Government or U.S. Government-sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities, issued and guaranteed by Fannie Mae, Freddie Mac, and Ginnie Mae, as well as investments in federal funds, deposits in other insured institutions, and certain mutual funds. In addition, management is authorized to invest in investment-grade state and municipal obligations, commercial paper, and corporate debt obligations within regulatory parameters. The Bank neither engages in any investment hedging activities or trading activities, nor does it purchase any mortgage derivative products, corporate junk bonds, and certain types of structured notes. Generally accepted accounting principles require that, at the time of purchase, the Bank designate a debt security as held to maturity, available for sale, or trading, depending on the Bank’s intent to hold such security. Debt securities designated as available for sale are reported at fair value, while debt securities designated as held to maturity are reported at amortized cost. All of the Bank’s debt securities (other than investments in certificates of deposit) are designated as available for sale. At June 30, 2024, the held-to-maturity securities portfolio amounted to $1.2 million and consisted of certificates of deposit.

FELDMAN FINANCIAL ADVISORS, INC.

As shown in Exhibit II-4, the Bank’s aggregate cash and investment securities amounted to $102.1 million or 46.5% of total assets as of June 30, 2024. Cash and cash equivalents amounted to $53.0 million or 24.1% of the Bank’s total assets as of June 30, 2024. Cash and cash equivalents increased from $33.8 million or 39.7% of total assets as of December 31, 2023 as excess funds were allocated to short-term liquidity. The Bank’s available-for-sale securities portfolio, reported at fair value, totaled $47.2 million or 21.5% of total assets at June 30, 2024 and was composed of $15.9 million of residential mortgage-backed securities, $13.8 million of collateralized mortgage obligations, $9.4 million of municipal bonds, and $8.1 million of U.S. Government and agency obligations. As of June 30, 2024, the Bank had gross unrealized losses of $6.5 million in its available-for-sale securities portfolio. The Bank’s available-for-sale securities portfolio had a weighted average yield of 2.53% as of June 30, 2024. The Bank also owned $698,000 of stock in the FHLB of Chicago as of June 30, 2024.

Liability Composition

Deposits are the Bank’s primary external source of funds for lending and investment purposes. Exhibit II-5 presents a summary of the Bank’s deposit composition as of December 31, 2022 and 2023 and June 30, 2024. Total deposits amounted to $204.5 million or 93.1% of total assets and 99.4% of total liabilities at June 30, 2024. Total deposits increased by $26.4 million or 14.8% to $204.5 million at June 30, 2024 from $178.1 million at December 31, 2023. The increase was due primarily to an increase of $7.6 million or 5.2% in core deposits (consisting of non-

FELDMAN FINANCIAL ADVISORS, INC.

certificate accounts) to $154.6 million at June 30, 2024 compared to $147.0 million at December 31, 2023. Certificate of deposit accounts increased $18.7 million or 60.1% to $49.8 million at June 30, 2024 from $31.1 million at December 31, 2023. This increase was due primarily to depositors’ preference for the higher yields offered on certificate accounts during recent periods of rising interest rates. At each of June 30, 2024 and December 31, 2023, the Bank had a concentration of commercial demand deposits from customers legally engaged in CRB operations. These deposits totaled $54.8 million and $47.0 million at June 30, 2024 and December 31, 2023, respectively. As of June 30, 2024, the Bank’s weighted average cost of core deposits was 0.61%, the weighted average cost of certificate accounts was 4.27%, and the overall weighted average cost of total deposits was 1.50%.

Total deposits decreased by $30.6 million or 14.7% to $178.1 million at December 31, 2023 from $208.7 million at December 31, 2022. The decrease in deposits was due primarily to a decrease of $47.4 million in core deposits to $147.0 million at December 31, 2023 compared to $194.4 million at December 31, 2022. The decrease in core deposits was primarily attributable to a $27.6 million, or 37.0%, decrease in deposits from CRB customers, of which $22.9 million represented a decrease of the deposit balances by one depositor in that segment. The Bank’s deposits from CRB customers declined from $74.6 million at December 31, 2022 to $47.0 million at December 31, 2023. As of June 30, 2024, December 31, 2023 and 2022, the aggregate amount of uninsured deposits (deposits in amounts greater than $250,000, which is the maximum amount for federal deposit insurance) was $76.6 million, $74.4 million and $106.3 million, respectively.

The Bank’s deposits are generated primarily from CRB organizations, as well as residents, non-profit organizations, and businesses within its market area. Security offers a selection of deposit accounts, including checking, savings, money market, and certificate of deposit accounts.

FELDMAN FINANCIAL ADVISORS, INC.

Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit, and the interest rate. In determining the rates and terms of its deposit accounts, the Bank considers the rates offered by competitors, liquidity needs, growth objectives, current operating strategies, and customer preferences and concerns. The Bank intends to continue its strategy of pursuing growth in demand accounts and other low-cost core deposits, in part by enhancing products and services offered, including mobile banking capabilities, expanding its offering of CRB services into other states, and streamlining commercial banking services through enhanced cash management and treasury management services.

As discussed above, the Bank has a large concentration of its outstanding deposits held by customers operating in the CRB segment. The U.S. Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”) published guidelines in 2014 for financial institutions servicing CRB operators that are legal under state law. These guidelines generally allow the Bank to work with CRB customers that are operating in accordance with state laws and regulations, so long as the Bank complies with required regulatory oversight of their accounts. The FinCEN guidance, which remains in effect, discusses federal regulators’ expectations regarding the Bank Secrecy Act of 1970 compliance and due diligence protocols when a financial institution provides banking services to a CRB. The Bank has implemented risk management practices to address these concerns and seeks to keep abreast of the unique legal and logistical challenges of providing deposit and lending services to the CRB industry segment. However, any adverse change to the FinCEN guidance or adverse changes in the interpretation of the guidance by federal regulators could result in Security being required to terminate its CRB banking services. Additionally, any change in the enforcement priorities of federal governmental agencies or Security’s federal banking regulators or the Bank’s failure to comply with the FinCEN guidance could result in legal or administrative action being taken against the Bank, and such action could have a material adverse effect on the Bank’s business, financial condition, and/or operating results.

FELDMAN FINANCIAL ADVISORS, INC.

As a member of the FHLB of Chicago, the Bank may obtain FHLB borrowings based upon the security of FHLB capital stock owned and certain of the Bank’s residential real estate mortgage loans. Security may utilize these advances for asset/liability management purposes and for additional funding of its operations. At June 30, 2024, Security had the ability to borrow up to $34.4 million from the FHLB of Chicago under a collateral pledge facility. At June 30, 2024, the Bank had no FHLB borrowings outstanding. At December 31, 2023, the Bank had $10.5 million of FHLB borrowings outstanding that matured in January 2024. In addition, at June 30, 2024, Security had the capacity to borrow up to $3.0 million from a correspondent bank, with no outstanding balance under this facility.

Equity Capital

Security’s total equity amounted to $13.9 million or 6.31% of total assets at June 30, 2024. The ratio of total equity to assets decreased from 6.61% at December 31, 2023 primarily due to a significant increase in total assets. The Bank’s total equity increased by $407,000 from $13.5 million at December 31, 2023 to $13.9 million at June 30, 2024 largely due to a $537,000 increase in retained earnings during the first half of 2024, which offset a decrease of $130,000 in the Bank’s AOCL due to unrealized holding losses on available-for-sale securities. Since 2022, the increase in market interest rates has had the effect of producing net unrealized losses in the Bank’s available-for-sale securities portfolio and AOCL capital account. As of June 30, 2024, Security had retained earnings of $18.5 million and an AOCI of -$4.7 million, resulting in total equity of $13.9 million. The Bank’s total equity has improved from $12.0 million or 5.42% of total assets at December 31, 2022, when the AOCL had deepened to -$5.4 million.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s regulatory capital level remains strong in comparison to minimum regulatory requirements. The Bank’s regulatory capital ratios (which exclude the impact of the AOCL) of tier 1 leverage capital, common equity tier 1 risk-based capital, tier 1 risk-based capital, and total risk-based capital were 8.49%, 16.75%, 16.75%, and 18.00%, respectively, as of June 30, 2024. In comparison, the minimum regulatory requirements under federal banking agency guidelines were 4.00%, 4.50%, 6.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.50%, 8.00%, and 10.00%, respectively. Based on these regulatory capital ratios and requirements, the Bank was considered well capitalized for regulatory purposes as of June 30, 2024.

FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 3 displays the main components of the Bank’s income statement for the years ended December 31, 2022 and 2023 and the six months ended June 30, 2023 and 2024. Table 4 displays the Bank’s principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 presents more detailed operating performance ratios and data. Table 6 displays the Bank’s yields on interest-earning assets and costs of interest-bearing liabilities.

Six Months Ended June 30, 2023 and 2024

Net income for the six months ended June 30, 2024 was $537,000, a decrease of $92,000 or 14.7% compared to $629,000 for the six months ended June 30, 2023. The decrease in net income was primarily due to a $168,000 decrease in net interest income and a $158,000 decrease in non-interest income, which were partially offset by a $60,000 decrease in the provision for credit losses, a $146,000 decrease in non-interest expense, and a $27,000 decrease in the income tax provision. Security reported an annualized return on average assets (“ROA”) of 0.52% for the six months ended June 30, 2024, compared to 0.62% for the six months ended June 30, 2023. The Bank reported an annualized return on average equity (“ROE”) of 8.06% for the six months ended June 30, 2024, compared to 9.66% for the six months ended June 30, 2023.

Net interest income decreased $168,000 or 4.7% to $3.4 million for the six months ended June 30, 2024, compared to $3.6 million for the six months ended June 30, 2023. The net interest margin decreased to 3.35% for the first half of 2024 from 3.66% for the first half of 2023. The net interest margin was impacted by the rise in market interest rates that resulted in a marked increase in the cost of deposits. The cost of interest-bearing liabilities increased by 192 basis points from 0.34% for the first half of 2023 to 2.26% for the first half of 2024, while the yield on interest-earning assets increased by 84 basis points from 3.86% to 4.72% over the corresponding period.

FELDMAN FINANCIAL ADVISORS, INC.

Table 3

Income Statement Summary

For the Years Ended December 31, 2022 and 2023

And the Six Months Ended June 30, 2023 and 2024

(Dollars in Thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2024	2023	2023	2022
Total interest income	$4,779	$3,758	$7,962	$6,080
Total interest expense	1,382	193	933	223

Net interest income	3,397	3,565	7,029	5,857
Provision for credit losses	—	60	872	181

Net interest income after provision	3,397	3,505	6,157	5,676
Total non-interest income	899	1,056	2,003	2,240
Total non-interest expense	3,556	3,702	7,239	6,766

Income before income taxes	740	859	921	1,150
Provision for income taxes	203	230	237	303

Net income	$537	$629	$684	$847

Source: Security Bank, s.b., financial statements.

Security did not record a provision for credit losses for the six months ended June 30, 2024, compared to a provision of $60,000 for the six months ended June 30, 2023. The allowance for credit losses was $1.4 million at June 30, 2024 and $2.2 million at December 31, 2023 and represented 1.26% of total loans at June 30, 2024 and 1.97% of total loans at December 31, 2023. The decrease in the provision for credit losses was primarily attributable to a $1.6 million or 1.5% decrease in gross loans outstanding during the six months ended June 30, 2024, along with decreases in non-performing and delinquent loans year-to-year. Non-performing loans were equal to $1.7 million at June 30, 2024, compared to $2.0 million at June 30, 2023. Total loans past due 30 days or greater were $2.0 million and $3.4 million at those respective dates.

FELDMAN FINANCIAL ADVISORS, INC.

Table 4

Income Statement Ratios

For the Years Ended December 31, 2022 and 2023

And the Six Months Ended June 30, 2023 and 2024

(Percent of Average Assets)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2024(1)	2023(1)	2023	2022
Total interest income	4.59%	3.71	4.01%	2.59%
Total interest expense	1.33	0.19	0.47	0.09

Net interest income	3.26	3.52	3.54	2.49
Provision for credit losses	0.00	0.06	0.44	0.08

Net interest income after provision	3.26	3.46	3.10	2.41
Total non-interest income	0.86	1.04	1.01	0.95
Total non-interest expense	3.42	3.66	3.64	2.88

Income before income taxes	0.71	0.85	0.46	0.49
Provision for income taxes	0.19	0.23	0.12	0.13

Net income	0.52	0.62	0.34	0.36

(1)	Annualized ratios for the period.

Source: Security Bank, s.b., financial data.

Non-interest income amounted to $899,000 for the six months ended June 30, 2024, reflecting a decrease of $157,000 or 14.9% from $1.1 million for the six months ended June 30, 2023. The decrease in non-interest income was due primarily to a $160,000 decrease in service fees on deposits that was chiefly attributable to a significant decline in the Bank’s largest deposit account between the periods. The amount of debit card fees was unchanged at $209,000 in each of the corresponding periods for the first half of 2023 and 2024. In relation to average assets, non-interest income declined to 0.86% on an annualized basis for the six months ended June 30, 2024 from 1.04% for the six months ended June 30, 2023.

FELDMAN FINANCIAL ADVISORS, INC.

Table 5

Selected Financial Ratios and Operating Data

As of or For the Years Ended December 31, 2022 and 2023

And the Six Months Ended June 30, 2023 and 2024

	As of or For the		As of or For the
	Six Months Ended		Year Ended
	June 30,		December 31,
	2024	2023	2023	2022
Performance Ratios
Return on average assets (1)	0.52%	0.62%	0.34%	0.36%
Return on average equity (1)	8.06%	9.66%	5.43%	6.11%
Net interest rate spread (2)	2.46%	3.52%	3.35%	2.47%
Net interest margin (1)(3)	3.35%	3.66%	3.68%	2.59%
Non-interest expense to average assets (1)	3.42%	6.59%	3.64%	2.88%
Efficiency ratio (4)	82.77%	80.11%	80.15%	83.56%
Capital Ratios
Average equity to average assets	6.40%	6.43%	6.34%	5.90%
Tier 1 capital to average assets	8.49%	8.57%	8.62%	7.16%
Tier 1 capital to risk-weighed assets	16.75%	16.69%	15.91%	16.00%
Common equity tier 1 capital to risk-weighted assets	16.75%	16.69%	15.91%	16.00%
Total capital to risk-weighted assets	18.00%	17.94%	17.91%	17.08%
Asset Quality Ratios
Non-accrual loans to total loans	1.56%	1.92%	3.72%	2.32%
Non-performing assets to total assets	0.90%	1.03%	2.01%	1.02%
Allowance for credit losses to total loans	1.26%	1.30%	1.97%	1.13%
Allowance for credit losses to non-accrual loans	81.06%	68.00%	52.91%	48.63%
Net charge-offs to average loans (1)	0.73%	0.07%	0.05%	0.59%
Other Data
Number of offices	3	3	3	3
Number of full-time employees	43	43	44	43
Number of part-time employees	6	10	10	4

(1)	Annualized where appropriate.
(2)	Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest income as a percentage of average interest-earning assets.
(4)	Non-interest expense divided by the sum of net interest income and non-interest income.

Source: Security Bank, s.b., financial data.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s non-interest expense decreased by $146,000 or 3.9% to $3.6 million for the six months ended June 30, 2024, compared to $3.7 million for the six months ended June 30, 2023. The decrease was due primarily to a $63,000 or 3.0% decrease in salaries and employee benefits and an $81,000 or 20.4% decrease in professional fees, offset partially by a $23,000 increase in data processing fees. Salaries and employee benefits declined from $2.1 million in the 2023 period to $2.0 million in the 2024 period due mainly to a decrease in costs related to the pension plan, as the Bank elected not to make an additional voluntary payment due to the effect of the increase in interest rates on the funding status of the pension plan, which was offset partially by an increase in management staffing and normal annual merit increases. The decrease in professional fees from $397,000 in 2023 to $316,000 in 2024 was due primarily to a write-off of certain capitalized fees totaling $106,000 that was incurred for previous services related to the Bank’s mutual-to-stock conversion process in the prior year. The increase in data processing from $256,000 in 2023 to $279,000 in 2024 was attributable primarily to the Bank’s overall growth. The annualized ratio of non-interest expense to average assets decreased from 3.66% for the six months ended June 30, 2023 to 3.42% for the six months ended June 30, 2024.

The provision for income taxes decreased by $27,000 or 11.7% from an income tax provision of $230,000 for the six months ended June 30, 2023 to $203,000 for the six months ended June 30, 2024. The decrease in income taxes was due primarily to a $120,000 decrease in pre-tax income. The Bank’s effective income tax rates were 26.8% and 27.5% for the six months ended June 30, 2023 and 2024, respectively. The Bank’s income tax provision reflects the combined effect of federal and state income taxes, non-taxable interest income (including tax-exempt income from municipal securities and BOLI income), and certain non-deductible expenses.

FELDMAN FINANCIAL ADVISORS, INC.

Table 6

Yield and Cost Summary

For the Years Ended December 31, 2022 and 2023

And the Six Months Ended June 30, 2023 and 2024

	Six Months		Year
	Ended		Ended
	June 30,		December 31,
	2024(1)	2023(1)	2023	2022
Weighted Average Yields
Loans	5.82%	4.79%	5.15%	4.20%
Investment securities	2.47	2.24	2.34	1.49
Interest-bearing deposits and other	4.90	4.04	4.38	1.43
Total interest-earning assets	4.72	3.86	4.17	2.68
Weighted Average Costs
Interest-bearing demand accounts	1.54	0.33	0.49	0.18
Savings accounts	0.26	0.10	0.15	0.09
Certificate of deposit accounts	4.50	0.96	2.21	0.56
Total interest-bearing deposits	2.25	0.34	0.67	0.21
Borrowings	5.13	—	5.65	—
Total interest-bearing liabilities	2.26	0.34	0.82	0.21
Net interest rate spread (2)	2.46	3.52	3.35	2.47
Net interest margin (3)	3.35	3.66	3.68	2.59

(1)	Annualized ratios.
(2)	Weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.
(3)	Net interest income divided by average total interest-earning assets.

Source:	Security Bank, s.b., financial data.

FELDMAN FINANCIAL ADVISORS, INC.

Years Ended December 31, 2022 and 2023

Net income for the year ended December 31, 2023 was $684,000, a decrease of $163,000 or 19.3% compared to $847,000 the year ended December 31, 2022. The decrease in net income was primarily due to a $691,000 increase in the provision for credit losses, a $237,000 decrease in non-interest income, and a $473,000 increase in non-interest expense, which were partially offset by a $1.2 million increase in net interest income and a $65,000 decrease in the income tax provision. Security reported an ROA of 0.34% for the year ended December 31, 2023, compared to 0.36% for the year ended December 31, 2022. The Bank reported an ROE of 5.43% for the year ended December 31, 2023, compared to 6.11% for the year ended December 31, 2022.

Net interest income increased by $1.2 million or 20.0% to $7.0 million for the year ended December 31, 2023, compared to $5.9 million for the year ended December 31, 2022. The net interest margin increased to 3.68% for 2023 from 2.59% for 2022. The cost of interest-bearing liabilities increased by 61 basis points from 0.21% for 2022 to 0.82% for 2023, while the yield on interest-earning assets increased by 149 basis points from 2.68% to 4.17% on a year-to-year basis. The yield on the Bank’s loan portfolio increased from 4.20% in 2022 to 5.15% in 2023 and the yield on interest-bearing deposits and other investments increased from 1.43% to 4.38%.

Security recorded a provision for credit losses of $872,000 for the year ended December 31, 2023, an increase of $691,000 from $181,000 for the year ended December 31, 2022. The allowance for credit losses on losses, which included an increase of $242,000 upon adoption of the current expected credit losses (“CECL”) accounting standard effective January 1, 2023, was $2.2 million at December 31, 2023 and $1.1 million at December 31, 2022 and represented 1.98% of total loans at year-end 2023 and 1.13% of total loans at year-end 2022. The increase in the provision for credit losses was primarily attributable to an $11.4 million or 11.6% increase in gross total loans during the year ended December 31, 2023, along with increases in non-performing and delinquent loans. Total non-performing loans were $4.1 million at December 31, 2023, compared to $2.3 million at December 31, 2022. Total loans past due 30 days or greater were $3.2 million and $4.0 million as of December 31, 2022 and 2023, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Non-interest income declined by $237,000 or 10.6% from $2.2 million for the year ended December 31, 2022 to $2.0 million for the year ended December 31, 2023. Service fees on deposits declined from $1.4 million to $1.2 million due primarily to a decrease in the volume of monthly maintenance fees and cash counting service fees due to a significant decline in the Bank’s largest CRB deposit account during the year. The decrease was partially offset by an increase in the overall number of CRB accounts as the Bank emphasized expanding its relationship base to smaller customers. Gains on sale of loans declined from $87,000 to $37,000 largely due to reduced loan sales activity as a result of the increase in market interest rates. In relation to average assets, non-interest income increased to 1.01% in 2023 from 0.96% in 2022, mainly due to the shrinkage in average assets.

The Bank’s non-interest expense increased by $473,000 or 7.0% to $7.2 million for the year ended December 31, 2023, compared to $6.8 million for the year ended December 31, 2022. The increase was due primarily to a $253,000 or 6.7% increase in salaries and employee benefits and a $146,000 or 25.9% increase in professional fees, offset partially by a $88,000 decrease in data processing fees. The increase in salaries and employee benefits was due primarily to an increase in management staffing along with normal annual merit increases. The increase in professional fees was due primarily to a write-off of certain capitalized fees totaling $106,000 incurred for previous services related to the Bank’s mutual-to-stock conversion process in the prior year. The decrease in data processing expense was due chiefly to cost savings realized due to a change in the Bank’s primary data processing service provider. The ratio of non-interest expense to average assets increased from 2.88% for the year ended December 31, 2022 to 3.64% for the year ended December 31, 2023.

FELDMAN FINANCIAL ADVISORS, INC.

The provision for income taxes decreased by $65,000 or 21.6% from an income tax provision of $303,000 for the year ended December 31, 2022 to $238,000 for the year ended December 31, 2023. The decrease in income taxes was due primarily to a $229,000 decrease in pre-tax income. The Bank’s effective income tax rates were 26.3% and 25.8% for the year ended December 31, 2022 and 2023, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management

Security seeks to reduce its earnings vulnerability and capital risk to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The Bank focuses on ensuring a stable and steadily increasing flow of net interest income through managing the asset and liability mix of the balance sheet. The Bank also attempts to integrate the Bank’s asset/liability management process into its operational decision-making, including portfolio structure, investments, business planning, funding decisions, and pricing.

The Bank’s primary objective of interest rate risk management is to ensure that the exposure of planned net interest margins to unexpected changes due to fluctuations in the interest rate resulting from changes in market conditions and/or competition is effectively managed and to preserve the capital of the Bank. Management’s goal is to produce operating results that are consistent with the Bank’s need for adequate liquidity, adequate capital, projected growth, acceptable levels of risk, and appropriate profitability goals. The Bank attempts to manage the exposure of the net interest margin to unexpected changes due to interest rate fluctuations. The Bank has implemented various strategies to manage its interest rate risk. By enacting these strategies, the Bank believes that it is better positioned to react to changes in market interest rates. These strategies include:

•	Maintaining a high level of liquidity.

•	Growing core deposit accounts.

•	Continuing to diversify the loan portfolio by adding more commercial real estate loans and commercial business loans, which typically have shorter maturities and/or balloon payments.

•	Managing the investment securities portfolio in a manner to reduce the average maturity and effective life of the portfolio.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank monitors its interest rate sensitivity management by using models that generate estimates of the change in its net portfolio value of equity (economic value of equity or “EVE”) over a range of interest rate scenarios. EVE represents the market value of portfolio equity, which is different from book value, and is equal to the market value of assets minus the market value of liabilities (representing the difference between incoming and outgoing discounted cash flows of assets and liabilities) with adjustments made for off-balance sheet items. The EVE ratio, under any interest rate scenario, is defined as the EVE in that scenario divided by the market value of assets in the same scenario. Table 7 sets forth the Bank’s EVE as of June 30, 2024 and reflects the changes to EVE as a result of immediate and sustained changes in interest rates as indicated.

Table 7

Economic Value of Equity

As of June 30, 2024

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Estimated EVE (2) ($000s)	Amount Change from Level ($000s)	Percent Change from Level	EVE Ratio (3)	Basis Point Change in EVE Ratio
+ 400 b.p.	$46,287	$1,543	3.45%	23.90%	300	b.p.
+ 300 b.p.	46,766	1,962	4.38%	23.53%	263	b.p.
+ 200 b.p.	46,627	1,883	4.21%	22.92%	202	b.p.
+ 100 b.p.	46,171	1,427	3.19%	22.11%	121	b.p.
Level	44,744	—	—	20.90%	—
- 100 b.p.	43,785	(959)	(2.14)%	19.98%	(92	) b.p.
- 200 b.p.	36,920	(7,824)	(17.49)%	16.45%	(445	) b.p.
- 300 b.p.	28,472	(16,272)	(36.37)%	12.42%	(848	) b.p.
- 400 b.p.	17,895	(26,849)	(60.01)%	7.55%	(1,335	) b.p.

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts.
(3)	EVE ratio represents EVE divided by the present value of assets, which is calculated as the discounted value of incoming cash flows on interest-earning assets.

Source: Security Bank, s.b., financial data.

FELDMAN FINANCIAL ADVISORS, INC.

Table 7 indicates that at June 30, 2024, in the event of an instantaneous parallel 100 basis point increase in interest rates, the Bank would experience a 3.2% increase in EVE. In the event of an instantaneous 100 basis point decrease in interest rates, the Bank would experience a 2.1% decrease in EVE. In the event of an instantaneous 200 basis point increase in interest rates, the Bank would experience a 4.2% increase in EVE. In the event of an instantaneous 200 basis point decrease in interest rates, the Bank would experience a 17.5% decrease in EVE. The EVE simulations give no effect to any steps that the Bank might take to counter the impact of such interest rate movement.

In addition to modeling changes in EVE, the Bank also analyzes potential changes to net interest income for a twelve-month period under rising and falling interest rate scenarios. The Bank estimates its net interest income for a twelve-month period, and then calculates what net interest income would be for the same period under the assumptions that the U.S. Treasury yield curve increases or decreases instantly by up to 400 basis points or decreases instantly by up to 300 basis points, in 400 point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

Table 9 below sets forth, as of June 30, 2024, the calculation of the estimated changes in the Bank’s net interest income resulting from the designated immediate changes in the U.S. Treasury yield curve. As shown in Table 7, an upward change of 100 basis points in market interest rates would increase net interest income by $287,000, and a downward change of 100 basis points would decrease net interest income by $408,000. An upward change of 200 basis points in market interest rates would increase net interest income by $526,000, and a downward change of 200 basis points would decrease net interest income by $941,000.

FELDMAN FINANCIAL ADVISORS, INC.

Table 8

Net Interest Income Sensitivity

As of June 30, 2024

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Estimated Net Interest Income ($000s)	Change in Net Interest Income ($000s)	Percent Change from Level (%)
+ 400 b.p.	$9,167	$979	12.0%
+ 300 b.p.	8,959	771	9.4%
+ 200 b.p.	8,714	526	6.4%
+ 100 b.p.	8,475	287	3.5%
Level	8,188	—	—
- 100 b.p.	7,780	(408)	(5.0)%
- 200 b.p.	7,247	(941)	(11.5)%
- 300 b.p.	6,436	(1,752)	(21.4)%
- 400 b.p.	5,678	(2,510)	(30.7)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

Source: Security Bank, s.b., financial data.

FELDMAN FINANCIAL ADVISORS, INC.

Asset Quality

Table 9 summarizes the Bank’s non-performing assets as of December 31, 2022 and 2023 and June 30, 2024. Non-accrual loans increased from $2.3 million at December 31, 2022 to $4.1 million at December 31, 2023 due to a $1.9 million increase in non-accrual commercial real estate loans. Subsequently, non-accrual loans decreased to $1.7 million at June 30, 2024 as non-accrual commercial real estate loans declined from $2.2 million at December 31, 2023 to $276,000 at June 30, 2024. The increase in non-performing commercial real estate loans in 2023 was due to the Bank foreclosing on one hotel property and subsequently selling the property in 2024. Relative to total loans, non-accrual loans measured 2.32% and 3.73% as of December 31, 2022 and 2023, respectively, before declining to 1.56% at June 30, 2024. The Bank had $297,000 of foreclosed assets on the balance sheet as of June 30, 2024. Including accruing troubled debt restructurings (“TDRs”), the Bank’s total non-performing assets measured 2.72% and 1.51% as of December 31, 2023 and June 30, 2024, respectively. The Bank had $1.4 million and $1.3 million of accruing TDRs as of December 31, 2023 and June 30, 2024, respectively.

Table 10 summarizes the Bank’s allowance for credit losses on loans as of the years ended December 31, 2022 and 2023 and the six months ended June 30, 2024. The allowance for credit losses on loans increased from $1.1 million at December 31, 2022 to $2.2 million at December 31, 2023. Due to an increase in non-accrual loans, the Bank’s provision for credit losses increased from $188,000 in 2022 to $868,000 for 2023. Due to the effect of adopting the CECL accounting methodology for determining reserves effective January 1, 2023, Security recorded a $242,000 increase to the allowance for credit losses on loans. As a result of the increased provision in 2023, the ratio of the allowance for credit losses to total loans increased from 1.13% at December 31, 2022 to 1.97% at December 31, 2023.

FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Non-performing Assets Summary

As of December 31, 2022 and 2023 and June 30, 2024

(Dollars in Thousands)

	June 30,	December 31,
	2024	2023	2022
Non-accrual Loans
One- to four-family residential	$1,057	$1,491	$1,498
Commercial real estate	276	2,154	212
Construction and development	—	33	50
Commercial business	261	325	134
Consumer	80	76	374

Total non-accrual loans	1,674	4,079	2,268
Accruing loans past due 90 days or more	—	—
Foreclosed assets	297	3	—

Total non-performing assets	$1,971	$4,082	$2,268

Troubled debt restructurings (TDRs)	1,338	1,449	—

Total non-performing assets and TDRs	$3,309	$5,531	$2,268

Total non-accrual loans to total loans	1.56%	3.73%	2.32%
Total non-performing assets to total assets	0.86%	2.01%	1.02%
Total non-performing assets and TDRs to total assets	1.51%	2.72%	1.02%

Source: Security Bank, s.b., financial data.

The Bank’s allowance for credit losses on loans decreased from $2.2 million at December 31, 2023 to $1.4 million at June 30, 2024. During the first half of 2024, the Bank experienced an increase in net charge-offs to $794,000 due mainly to $754,000 in charge-offs of commercial real estate loans. The ratio of allowance for credit losses to total loans declined from 1.97% at December 31, 2023 to 1.26% at June 30, 2024.

FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Allowance for Credit Losses on Loans

At or For the Years Ended December 31, 2022 and 2023

And the Six Months Ended June 30, 2024

(Dollars in Thousands)

	At or For the	At or For the
	Six Mos. Ended	Year Ended
	June 30,	December 31,
	2024	2023	2022
Allowance at beginning of period	$2,158	$1,103	$1,508
Effect of adoption of CECL accounting standard	—	242	—
Provision for (recovery of) credit losses	(7)	868	188
Charge-offs:
One- to four-family residential loans	(12)	—	(108)
Commercial real estate loans	(754)	—	—
Construction and development loans	—	(54)	(62)
Commercial business loans	(39)	(18)	(415)
Consumer loans	—	(6)	(26)

Total charge-offs	(805)	(78)	(611)
Recoveries:
One- to four-family residential loans	8	12	5
Commercial real estate loans	—	9	—
Commercial business loans	1	—	12
Consumer loans	2	2	1

Total recoveries	11	23	18
Net charge-offs	(794)	(55)	(593)

Allowance at end of period	$1,357	$2,158	$1,103

Allowance to non-accrual loans	81.06%	52.91%	48.63%
Allowance to gross total loans	1.26%	1.97%	1.13%
Net charge-offs to average loans (1)	0.73%	0.05%	0.59%

(1)	Annualized for the six months period.

Source: Security Bank, s.b., financial data.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

Overview of Market Area

Security’s main office is located in downtown Springfield, Illinois, and its two full-service branch offices are also located in Springfield. A map of the Bank’s office locations is shown on the following page. Springfield is the capital city of the state of Illinois and the seat of Sangamon County. Sangamon County is located approximately 100 miles northeast of St. Louis, Missouri, and 200 miles southwest of Chicago, Illinois. Located in central Illinois, the Springfield, Illinois Metropolitan Statistical Area (“Springfield MSA”) comprises Sangamon County and Menard County. The city of Springfield had an estimated 2024 population of approximately 114,000, making it the state’s seventh most populous city, the second most populous city outside of the Chicago metropolitan area, and the most populous city in central Illinois.

As the state’s capital, a large part of Springfield’s workforce is employed by the state government. Springfield’s economy is dominated by government agencies and adjacent firms that work with state and county governance, in addition to healthcare and medicine. Given its central location in the region, Springfield serves as a regional retail, financial services, and agribusiness hub. The presence of two major hospitals and the Southern Illinois University School of Medicine has also made it a regional medical center. The University of Illinois Springfield and Lincoln Land Community College are public institutions of higher education located in Springfield.

Security considers Sangamon County as its primary market area for loans and retail deposits. Sangamon County, with an estimated 2024 population of approximately 194,000, has a strong and thriving local economy based on healthcare, education, professional services, state government, tourism, and agriculture. Sangamon County enjoys a reputation for its low cost of living and high quality of life, and is home to several of the nation’s most significant historic sites.

FELDMAN FINANCIAL ADVISORS, INC.

● Security Bank – Full-service Offices

Kenosha
Waterloo
Dubuque
Rockford
Waukegan
Kalamazoo
Iowa
Cedar Rapids
Chicago
Aurora
Des Moines
Iowa City
Davenport
Gary
South Bend
Port Louisa National Wildlife Refuge
Fort Wa
Lafayette
Kokomo
Chautauqua National Wildlife Refuge
Illinois
Champaign
Muncie
Quincy
Indiana
Springfield
Indianapolis
Joseph
Terre Haute
Kansas City
Columbia
Muscatatuck National Wildlife Refuge
St Louis
Jefferson City
Hoosier National Forest
Louisville
Evansville
Middle Mississippi River National Wildlife Refuge
Missouri
Kentucky
Cape Girardeau
Springfield
Ozark National Scenic Riverway
Bowling Green
50 km
50 mi
N
esri

Carpenter Park
Abraham Lincoln Capital Airport
Bissell Rd
Riverton
W State Route 97
E Sangamon Ave
Bradfordton
W Jefferson St
N 9th St
N Dirksen Pkwy
E Clear Lake Ave
E Cook St
S Grand Ave E
Riddle Hill
S Veterans Pkwy
Leland Grove
Springfield
Sangamon Southern View
6th St
Rochester
E State Route 29
Curran
University of Illinois Springfield
Cotton Hill
2 km
1 mi
N
esri

FELDMAN FINANCIAL ADVISORS, INC.

Table 11 provides selected demographic data for the United States, the state of Illinois, the Springfield MSA, and Sangamon County. The Springfield MSA had an estimated 2024 population of 206,063. The Springfield MSA’s population decreased by 1.2% from 2020 to 2024 and is projected to decrease by 0.3% over the next five years through 2029. The median age in the Springfield MSA was 41.9 years, above the state and national median ages of 39.9 years and 39.8 years, respectively. The estimated 2024 median household income of the Springfield MSA was $73,350, below the state level of $79,180 and slightly below the national median of $75,874.

Sangamon County had an estimated 2024 population of 194,014. Sangamon County’s population decreased by 1.2% from 2020 to 2024 and is projected to decrease by 0.2% over the next five years through 2029. The median age in Sangamon County was 41.7 years, above the state and national median ages of 39.9 years and 39.8 years, respectively. The estimated 2024 median household income of Sangamon County was $74,278, below the state median level of $79,190 and the national median of $75,874.

The median 2024 housing value was $169,776 in the Springfield MSA and $169,530 in Sangamon County. In comparison, the median 2024 housing value was $259,604 for the state of Illinois and $322,973 nationwide. The median 2024 gross monthly rent was $736 for the Springfield MSA and $742 for Sangamon County, compared to the statewide and nationwide median levels of $1,073 and $1,147, respectively.

Local unemployment rates have been positioned above the national averages but below the state averages. The recent June 2024 unemployment rates (seasonally adjusted) were 4.6% for the Springfield MSA, 5.0% for Illinois, and 4.1% for the United States. The principal employers in the city of Springfield are shown in Table 12. The major employment sectors in Springfield include public administration (government), healthcare, and education.

FELDMAN FINANCIAL ADVISORS, INC.

Table 11

Selected Demographic Data

	United States	Illinois	Springfield MSA	Sangamon County
Total Population 2020 - Base	331,449,281	12,812,508	208,640	196,343
2024 - Current	336,157,119	12,526,156	206,063	194,014
2029 - Projected	344,209,992	12,473,019	205,461	193,542
% Change 2020-24	1.42%	-2.23%	-1.24%	-1.19%
% Change 2024-29	2.40%	-0.42%	-0.29%	-0.24%
Age Distribution, 2024
0 - 14 Age Group	17.24%	17.03%	17.29%	17.30%
15 - 34 Age Group	26.61%	26.56%	24.08%	24.23%
35 - 54 Age Group	24.92%	25.54%	24.46%	24.50%
55 - 69 Age Group	18.53%	18.60%	20.04%	19.93%
70+ Age Group	12.71%	12.26%	14.12%	14.05%
Median Age (years)	39.8	39.9	41.9	41.7
Total Households
2020 - Base	126,817,580	4,998,395	89,506	84,403
2024 - Current	129,079,042	4,924,444	88,875	83,846
2029 - Projected	132,563,817	4,934,982	88,986	83,991
% Change 2020-24	1.78%	-1.48%	-0.70%	-0.66%
% Change 2024-29	2.70%	0.21%	0.12%	0.17%
Household Income, 2024
< $25,000	15.66%	15.50%	16.77%	17.23%
$25,000 - $49,999	18.07%	17.13%	16.81%	16.90%
$50,000 - $99,999	28.40%	27.78%	29.68%	29.72%
$100,000 - $199,999	25.82%	26.92%	27.81%	27.22%
$200,000+	12.05%	12.67%	8.93%	8.93%
Average Household Income
2024 - Current	$108,671	$111,418	$97,303	$96,751
2029 - Projected	$118,937	$121,558	$108,640	$107,980
% Change 2024-29	9.45%	9.10%	11.65%	11.61%
Median Household Income
2024 - Current	$75,874	$79,180	$75,350	$74,278
2029 - Projected	$83,550	$86,417	$83,614	$82,394
% Change 2024-29	10.12%	9.14%	10.97%	10.93%
Unemployment Rate (seasonally adjusted)
June 2022	3.6%	4.5%	4.2%	NA
June 2023	3.6%	4.3%	4.4%	NA
June 2024	4.1%	5.0%	4.6%	NA

FELDMAN FINANCIAL ADVISORS, INC.

Table 11 (continued)

Selected Demographic Data

	United States	Illinois	Springfield MSA	Sangamon County
Total Housing Units, 2024	143,769,387	5,424,434	98,750	93,167
Owner Occupied	81,634,041	3,184,035	61,090	57,053
Renter Occupied	47,445,001	1,740,409	27,785	26,793
Vacant	14,690,345	499,990	9,875	9,321
Owner Occupied	56.78%	58.70%	61.86%	61.24%
Renter Occupied	33.00%	32.08%	28.14%	28.76%
Vacant	10.22%	9.22%	10.00%	10.00%
Owner Occupied Units
2024 - Current	81,634,041	3,184,035	61,090	57,053
2029 - Projected	83,863,487	3,186,953	61,213	57,199
% Change 2020-24	1.98%	-1.44%	-0.61%	-0.56%
% Change 2024-29	2.73%	0.09%	0.20%	0.26%
Renter Occupied Units
2024 - Current	47,445,001	1,740,409	27,785	26,793
2029 - Projected	48,700,330	1,748,029	27,773	26,792
% Change 2020-24	1.45%	-1.55%	-0.91%	-0.87%
% Change 2024-29	2.65%	0.44%	-0.04%	0.00%
Owner-Occupied Housing Unit Rate, 2024 (1)	63.2%	64.7%	68.7%	68.0%
Owner-Occupied Housing Units Median Value, 2024	$322,973	$259,604	$169,776	$169,530
Median Gross Rent, 2024	$1,147	$1,073	$736	$742
High School Graduate or Higher, % Age 25 Years-plus, 2024	87.5%	88.5%	92.3%	92.2%
Bachelor’s Degree or Higher, % Age 25 Years-plus, 2024	32.7%	35.1%	34.2%	34.9%
In Civilian Labor Force, Total % Age 16 Years-plus, 2024	58.9%	60.1%	58.4%	58.2%

(1)	As a percentage of total number of households.

Source: Claritas; S&P Global Market Intelligence; U.S. Bureau of the Census; U.S. Department of Labor.

FELDMAN FINANCIAL ADVISORS, INC.

Table 12

Major Employers in Springfield, Illinois

Rank	Employer	Sector	Employees
1	State of Illinois	Government / State	17,800
2	Memorial Health System	Healthcare / Hospitals	5,238
3	Hospital Sisters Health System	Healthcare / Hospitals	4,434
4	Springfield Clinic	Healthcare / Physician Services	3,500
5	Springfield Public Schools	Government / Education	2,130
6	University of Illinois Springfield	Government / Education	1,642
7	Southern Illinois University School of Medicine	Government / Education and Healthcare	1,470
8	City of Springfield	Government / City	1,410
9	Horace Mann Educators Corporation	Financial Services / Insurance	1,066
10	Illinois National Guard	Government / Defense and Security	967

Source: Illinois Department of Employment Security; Springfield Sangamon Growth Alliance.

Overview of Office Network

Table 13 provides deposit data for Security’s full-service banking offices as of June 30, 2018, June 30, 2022, and June 30, 2023. The Bank’s deposits decreased by 17.8% over the observed one-year period from June 30, 2022 to 2023 and increased by a compound annual growth rate (“CAGR”) of 10.7% over the five-year period from June 30, 2018 to 2023. The Bank’s largest office based on deposits was the main office on East Monroe Street in downtown Springfield with deposits of $97.0 million or 54.5% of the Bank’s total deposits at June 30, 2023.

The Bank’s branch office on Stevenson Drive in Springfield had deposits of $50.7 million or 28.5% of the Bank’s total deposits at June 30, 2023. The Bank’s branch office on Chatham Road in Springfield had deposits of $30.2 million or 17.0% of the Bank’s total deposits at June 30, 2023. The Bank’s main office in Springfield is located in a middle-income census tract. The two other branches in Springfield are located in middle-income (Stevenson Drive branch) and upper-income (Chatham Road branch) census tracts.

FELDMAN FINANCIAL ADVISORS, INC.

Table 13

Branch Office Deposit Data for Security Bank

Data as of June 30, 2018, 2022, and 2023

				Branch Deposits at June 30,			1-Year	5-Year
				2023	2022	2018	Growth	CAGR
Address	City	County	St.	($000)	($000)	($000)	(%)	(%)
510 E. Monroe Street	Springfield	Sangamon	IL	$96,964	$126,668	$49,748	(23.45)	14.28
2500 Stevenson Drive	Springfield	Sangamon	IL	50,689	53,419	26,771	(5.11)	13.62
3001 Chatham Road	Springfield	Sangamon	IL	30,203	36,222	30,541	(16.62)	(0.22)

Total for Security Bank				$177,856	$216,309	$107,060	(17.78)	10.68

Source: S&P Global.

Deposit Market Share Analysis

Table 14 displays branch deposit data for financial institutions (commercial banks and thrifts) in Sangamon County as of June 30, 2023. Security ranked 10th in Sangamon County out of 23 financial institutions with total deposits of $177.9 million in three offices as of June 30, 2023 for a market share of 2.3%. The deposit market share leaders in Sangamon County were INB Bank with a market share of 21.6%, United Community Bank at 15.7%, Bank of Springfield at 12.1%, and JPMorgan Chase Bank at 11.8%. INB (formerly Illinois National Bank) is headquartered in Springfield and had total assets of $2.3 billion at June 30, 2024. United Community Bank is based in Chatham, Illinois, and had total assets of $3.6 billion at June 30, 2024. Bank of Springfield is locally based and had total assets of $1.6 billion at June 30, 2024.

Table 15 displays branch deposit data for financial institutions (commercial banks and thrifts) in the Springfield MSA as of June 30, 2023. Security ranked 11th in the Springfield MSA County out of 25 financial institutions for a market share of 2.2% at June 30, 2023. The deposit market share leaders in the Springfield MSA were INB Bank with a market share of 20.7%, United Community Bank at 15.0%, Bank of Springfield at 11.6%, and JPMorgan Chase Bank at 11.3%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 14

Deposit Market Share for Sangamon County, Illinois

Data as of June 30, 2023

Market Rank 2023	Financial Institution	No. of Branch Offices 2023	Market Deposits 2023 ($000)	Market Share 2023 (%)	Market Deposits 2022 ($000)	Market Share 2022 (%)	1-Year Deposit Growth (%)	5-Year Deposit CAGR (%)
1	INB, N.A. (IL)	8	1,704,740	21.63	1,433,650	17.63	18.91	16.22
2	United Community Bank (IL)	15	1,238,138	15.71	1,225,142	15.07	1.06	10.19
3	Bank of Springfield (IL)	5	954,335	12.11	1,015,391	12.49	(6.01)	8.66
4	JPMorgan Chase Bank NA (NY)	2	928,679	11.78	1,131,292	13.91	(17.91)	5.59
5	PNC Bank, N.A. (PA)	4	514,428	6.53	633,384	7.79	(18.78)	2.13
6	Morton Community Bank (IL)	7	450,063	5.71	519,677	6.39	(13.40)	(0.11)
7	U.S. Bank, N.A. (MN)	4	413,463	5.25	403,673	4.96	2.43	2.56
8	Carrollton Bank (IL)	1	328,407	4.17	320,297	3.94	2.53	9.88
9	Heartland Bank and Trust Co. (IL)	3	279,508	3.55	355,380	4.37	(21.35)	(0.72)

10	Security Bank, s.b. (IL)	3	177,856	2.26	216,309	2.66	(17.78)	10.68

11	Warren-Boynton State Bank (IL)	2	153,844	1.95	118,455	1.46	29.88	8.50
12	Prairie State Bank & Trust (IL)	4	152,721	1.94	171,852	2.11	(11.13)	(2.70)
13	American Bank of Freedom (MO)	1	102,668	1.30	102,209	1.26	0.45	3.22
14	Bank & Trust Company (IL)	2	102,227	1.30	101,158	1.24	1.06	5.71
15	Williamsville State Bank & Trust (IL)	3	93,893	1.19	99,643	1.23	(5.77)	1.22
16	Regions Bank (AL)	2	74,620	0.95	68,787	0.85	8.48	6.18
17	Hickory Point Bank and Trust (IL)	1	62,948	0.80	68,980	0.85	(8.74)	7.11
18	Alliance Community Bank (IL)	1	41,494	0.53	39,414	0.48	5.28	4.81
19	First Bankers Trust Co. NA (IL)	1	33,177	0.42	21,420	0.26	54.89	3.54
20	West Central Bank (IL)	1	28,708	0.36	34,470	0.42	(16.72)	(6.05)
21	First National Bank of Raymond (IL)	1	24,597	0.31	27,564	0.34	(10.76)	7.50
22	Peoples Bank & Trust (IL)	1	13,618	0.17	16,909	0.21	(19.46)	(16.56)
23	Woodforest National Bank (TX)	2	7,333	0.09	7,063	0.09	3.82	17.59
	Market Total	74	7,881,465	100.00	8,132,119	100.00	(3.08)	7.19

Source: S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Table 15

Deposit Market Share for the Springfield MSA

Data as of June 30, 2023

Market Rank 2023	Financial Institution	No. of Branch Offices 2023	Market Deposits 2023 ($000)	Market Share 2023 (%)	Market Deposits 2022 ($000)	Market Share 2022 (%)	1-Year Deposit Growth (%)	5-Year Deposit CAGR (%)
1	INB, N.A. (IL)	8	1,704,740	20.71	1,433,650	16.92	18.91	16.22
2	United Community Bank (IL)	15	1,238,138	15.04	1,225,142	14.46	1.06	10.19
3	Bank of Springfield (IL)	5	954,335	11.59	1,015,391	11.98	(6.01)	8.66
4	JPMorgan Chase Bank NA (NY)	2	928,679	11.28	1,131,292	13.35	(17.91)	5.59
5	PNC Bank, N.A. (PA)	4	514,428	6.25	633,384	7.47	(18.78)	2.13
6	Morton Community Bank (IL)	7	450,063	5.47	519,677	6.13	(13.40)	(0.11)
7	U.S. Bank, N.A. (MN)	4	413,463	5.02	403,673	4.76	2.43	2.56
8	Carrollton Bank (IL)	1	328,407	3.99	320,297	3.78	2.53	9.88
9	Alliance Community Bank (IL)	4	327,291	3.98	315,759	3.73	3.65	5.34
10	Heartland Bank and Trust Co. (IL)	3	279,508	3.40	355,380	4.19	(21.35)	(0.72)

11	Security Bank, s.b. (IL)	3	177,856	2.16	216,309	2.55	(17.78)	10.68

12	Warren-Boynton State Bank (IL)	2	153,844	1.87	118,455	1.40	29.88	8.50
13	Prairie State Bank & Trust (IL)	4	152,721	1.86	171,852	2.03	(11.13)	(2.70)
14	American Bank of Freedom (MO)	1	102,668	1.25	102,209	1.21	0.45	3.22
15	Bank & Trust Company (IL)	2	102,227	1.24	101,158	1.19	1.06	5.71
16	Williamsville State Bank & Trust (IL)	3	93,893	1.14	99,643	1.18	(5.77)	1.22
17	Regions Bank (AL)	2	74,620	0.91	68,787	0.81	8.48	6.18
18	Hickory Point Bank and Trust (IL)	1	62,948	0.76	68,980	0.81	(8.74)	7.11
19	Petefish Skiles & Co. (IL)	1	57,472	0.70	59,229	0.70	(2.97)	9.74
20	First Bankers Trust Co. NA (IL)	1	33,177	0.40	21,420	0.25	54.89	3.54
21	West Central Bank (IL)	1	28,708	0.35	34,470	0.41	(16.72)	(6.05)
22	First National Bank of Raymond (IL)	1	24,597	0.30	27,564	0.33	(10.76)	7.50
23	Peoples Bank & Trust (IL)	1	13,618	0.17	16,909	0.20	(19.46)	(16.56)
24	Middletown State Bank (IL)	1	7,535	0.09	6,850	0.08	10.00	5.99
25	Woodforest National Bank (TX)	2	7,333	0.09	7,063	0.08	3.82	17.59
	Market Total	79	8,232,269	100.00	8,474,543	100.00	(2.86)	7.14

Source: S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Security faces significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other thrift institutions, credit unions, and mortgage banking companies. Many of the financial service providers operating in the Bank’s market area are significantly larger and have greater financial resources, including some of the nation’s largest banks such as JPMorgan Chase Bank, PNC Bank, U.S. Bank, and Regions Bank. Security faces additional competition for deposits from online banking institutions, short-term money market funds, other corporate and government securities funds, mutual funds, and from other non-depository financial institutions such as brokerage firms and insurance companies. The Bank is also encountering increased competition in the CRB market.

Competition for residential mortgage lending in Security’s market area is high. In addition to local and regional participants, many nationwide lenders are present in the Bank’s lending market. INB was the leading residential mortgage lender in 2023 in the Springfield MSA, followed by Bank of Springfield and United Community Bank. Out-of-state lenders with meaningful origination activity in the local mortgage market include Flat Branch Mortgage (Columbia, Missouri), Rocket Mortgage (Detroit, Michigan), PNC Bank (Pittsburgh, Pennsylvania), and Mortgage Research Center (Columbus, Missouri).

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Summary Outlook

Security has consistently reported moderate levels of profitability in recent years. The Bank’s ROA measured 0.36% and 0.34% for the years ended December 31, 2022 and 2023, respectively. For the six months ended June 30, 2024, the Bank’s annualized ROA measured 0.52%, mainly due to a decline in non-interest expense and no provision for credit losses in the first half of 2024. The Bank’s total equity to assets ratio was 6.31% at June 30, 2024, while its tier 1 leverage capital ratio was higher at 8.49%.

The Bank continues to extend its CRB services, which generate meaningful deposit and cash management revenue streams. The Bank has implemented risk management practices and hired business development and compliance staff to monitor its CRB banking relationships. The deposit concentration held by its CRB customer base remains significant at the Bank and is subject to aggregate balance volatility based on customer movement. The low-cost source of funds generated from the CRB deposits has provided additional funds for re-investment in short-term liquidity and lending. While the Bank will continue to emphasize one- to four-family residential real estate lending for borrowers in its market area, the Bank also plans to increase origination of commercial real estate loans and commercial business loans in order to increase the yield of, and reduce the term to repricing of, the total loan portfolio.

The Bank has recognized above-average levels of non-interest income stemming from its demand deposit activity. However, the Bank also operates with above-average levels of non-interest expense. In the current interest rate environment, the Bank’s liquid investments are earning attractive yields and support a strong net interest margin that results in a favorable efficiency ratio. However, a decline in interest rates will have the impact of reducing the Bank’s net interest income due to the large concentration short-term liquidity and investment securities.

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The infusion of additional capital from the Stock Offering will reduce the strain on the Bank’s capital position and allow for the implementation of prudent growth strategies, which would serve to leverage operating expenses and enhance the Bank’s competitive position and contribute to improved profitability. The Stock Offering will provide the Bank with additional funds necessary to withdraw from the multiple-employer defined benefit pension plan, which carries a significant expense contribution annually. However, the pension plan withdrawal cost will have the impact of reducing equity. The current estimate for the after-tax charge to earnings is approximately $1.3 million.

As a public company following the completion of the Conversion and Stock Offering, the Bank will experience an increase in operating expenses related to the compensation costs of stock-benefit plans and the additional costs related to resources, systems, and controls necessary to satisfy the ongoing public company financial reporting requirements. The incremental expenses may also present an impediment to generating meaningful earnings growth over the near term until the additional capital is leveraged to support steady loan and deposit expansion.

FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Bank because: (1) reliable market and financial data are readily available for comparable institutions; (2) the comparative market method is required by the applicable regulatory guidelines; and (3) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Bank with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Bank’s pro forma market value.

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Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•

Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•

Degree of marketability and liquidity – The marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations and, therefore, only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies whose market prices were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded to some degree in thrift common stock evaluations.

•

Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions may vary from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

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The operations of the Bank fit the general profile of a smaller thrift institution, concentrating primarily on real estate lending and relying on retail and commercial deposits as a funding source. Residential and commercial mortgage loans remain the core product in the Bank’s loan portfolio. The Bank has progressed in diversifying its loan mix through the expanded origination of commercial real estate and commercial business loans.

In determining the Comparative Group composition, we focused on the Bank’s asset size, capitalization, asset quality, earnings fundamentals, and geographic location. Attempting to concentrate on the Bank’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the criteria to include a statistically significant number of companies. In addition, because of the scarcity of candidates meeting the criteria precisely, we expanded the asset size and geographic criteria to generate a significant number of comparables. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a significant number of members. We performed an initial screening for publicly traded thrifts headquartered in the Midwest region of the United States with total assets less than $1 billion. We then expanded the selection criteria to other geographic regions and applied the following selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York Stock Exchange (“NYSE”), NYSE American, or NASDAQ Stock Market.

•	Excludes mutual holding companies – the company’s corporate structure is not organized in the MHC form.

•	Seasoned trading issue – the company has been publicly traded in the fully-converted stock form for at least six months.

•	Non-acquisition target – the company is not subject to a pending acquisition.

•	Asset size – the company has total assets less than $1 billion.

•	Capital level – tangible common equity to tangible assets greater than 5.0%.

•	Market capitalization – total market value is less than $125 million.

FELDMAN FINANCIAL ADVISORS, INC.

As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the ten companies included in the Comparative Group is presented in Table 16. All of the selected companies are traded on the NASDAQ Stock Market. The Comparative Group companies ranged in asset size from $265.9 million at NSTS Bancorp to $887.7 million at IF Bancorp. The median asset size of the Comparative Group was $459.1 million and larger than the Bank’s total assets of $219.6 million as of June 30, 2024.

The Comparative Group includes four thrifts based in the Midwest region: 1895 Bancorp (Wisconsin), Central Plains Bancshares (Nebraska), IF Bancorp (Illinois), and NSTS Bancorp (Illinois). Central Plains Bancshares completed its mutual-to-stock conversion in October 2023, and NSTS Bancorp completed its conversion offering in January 2022. Three other public thrifts in the Comparative Group completed their mutual-to-stock conversion offerings in 2021: Catalyst Bancorp, PB Bankshares, and Texas Community Bancshares. 1895 Bancorp completed its second-step conversion from the MHC structure in 2021.

Of the 28 public thrifts currently based in the Midwest, most were excluded from the Comparative Group because their stock issues are not traded on a major stock exchange and are listed on the over-the-counter (“OTC”) markets. Many converted thrifts that initially trade on NASDAQ subsequently elect to delist from NASDAQ and have their shares quoted on OTC markets as a means of realizing cost savings from less stringent reporting requirements. Several other Midwest thrifts were excluded because they are organized in the MHC form or their asset size exceeded the maximum threshold of $1 billion. While some differences inevitably may exist between the Bank and the individual companies, we believe that the chosen Comparative Group, on the whole, provides a meaningful basis of financial comparison for valuation purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

Comparative Group Operating Summary

As of June 30, 2024

Company	City	St.	No. of Offices	Initial Public Offering Date	Total Assets ($Mil.)	Tang. Equity/ Assets (%)
Security Bank, s.b.	Springfield	IL	3	NA	$219.6	6.31
Comparative Group
1895 Bancorp	Greenfield	WI	6	01/08/19	561.5	12.66
Catalyst Bancorp, Inc.	Opelousas	LA	6	10/12/21	295.3	27.43
Central Plains Bancshares, Inc.	Grand Island	NE	9	10/19/23	466.6	16.97
Generations Bancorp	Seneca Falls	NY	10	07/10/06	401.8	8.85
Home Federal Bancorp, Inc.	Shreveport	LA	11	01/18/05	637.5	8.28
IF Bancorp, Inc.	Watseka	IL	8	07/07/11	887.7	8.33
NSTS Bancorp, Inc.	Waukegan	IL	3	01/18/22	265.9	28.77
PB Bankshares, Inc.	Coatesville	PA	6	07/14/21	449.0	10.38
Texas Community Bancshares	Mineola	TX	8	07/14/21	451.6	11.46
William Penn Bancorporation	Bristol	PA	13	04/15/08	818.7	15.22

Source: Security Bank, s.b.; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 17 summarizes certain key financial comparisons between the Bank and the Comparative Group. Tables 18 through 22 contain the detailed financial comparisons of the Bank with the individual Comparative Group companies based on measures of profitability, income and expense components, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Bank, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of or for the last twelve months (“LTM”) ended June 30, 2024.

The Bank’s LTM earnings amounted to $592,000 for an LTM ROA of 0.29%, reflecting profitability above the Comparative Group median of -0.24%. The Comparative Group includes several companies with recent net losses operating due to investment portfolio restructurings that entailed sales of securities at below-par values. The Bank’s LTM ROE was 4.64% and surpassed the Comparative Group median of -2.16%. Five of the Comparative Group companies reported positive ROA results for the LTM period, including Central Plains Bancshares at 0.82%, Home Federal Bancorp at 0.55%, PB Bankshares at 0.37%, and IF Bancorp at 0.20%.

Based on core earnings (as adjusted to exclude securities gains or losses, intangibles amortization expense, and other non-recurring items), the Bank’s core profitability was slightly higher than the Comparative Group’s median levels. The Bank’s LTM core earnings ratio measured 0.29% of average assets and was similar to the corresponding Comparative Group median of 0.26%. Six of the ten Comparative Group companies reported positive core earnings results for the LTM period. Security’s LTM core ROE was 4.64% as compared to the Comparative Group’s median LTM core ROE of 1.80%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Key Financial Comparisons

Security Bank and the Comparative Group

As of or For the Last Twelve Months Ended June 30, 2024

	Security Bank	Comparative Group Median	All Public Thrift Median
Profitability Ratios
LTM Return on Average Assets (ROA)	0.29%	(0.24)%	0.34%
LTM Return on Average Equity (ROE)	4.64	(2.16)	2.95
Core Return on Avg. Assets (Core ROA)	0.29	0.26	0.43
Core Return on Avg. Equity (Core ROE)	4.64	1.80	3.60
Net Interest Margin	3.52	2.69	2.69
Efficiency Ratio	81.46	88.06	79.09
Income and Expense (% of avg. assets)
Total Interest Income	4.45	4.45	4.77
Total Interest Expense	1.05	1.99	2.01
Net Interest Income	3.40	2.55	2.57
Provision for Credit Losses	0.40	0.02	0.04
Other Operating Income	0.92	0.44	0.38
Net Securities Gains and Non-rec. Income	0.00	0.00	0.00
General and Administrative Expense	3.52	2.82	2.49
Intangibles Amortization Expense	0.00	0.00	0.01
Non-recurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	0.40	0.32	0.56
Equity Capital Ratios
Total Equity / Total Assets	6.31	12.06	11.51
Tangible Equity / Tangible Assets	6.31	12.46	10.72
Growth Rates
Total Assets	14.80	3.55	2.47
Net Total Loans	4.09	5.94	4.62
Total Deposits	14.96	3.46	2.09

FELDMAN FINANCIAL ADVISORS, INC.

Table 17 (continued)

Key Financial Comparisons

Security Bank and the Comparative Group

As of or For the Last Twelve Months Ended June 30, 2024

	Security Bank	Comparative Group Median	All Public Thrift Median
Balance Sheet Composition (% of total assets)
Cash and Securities	46.50%	23.01%	17.61%
Loans Receivable, net	48.37	71.66	75.72
Real Estate Owned	0.14	0.00	0.00
Intangible Assets	0.00	0.00	0.11
Other Assets	4.99	5.60	4.96
Total Deposits	93.12	77.09	76.86
Borrowed Funds	0.00	7.74	9.64
Other Liabilities	0.59	1.27	1.21
Total Liabilities	93.69	87.94	88.54
Total Equity	6.31	12.06	11.51
Loan Portfolio Composition (% of total loans)
Residential Real Estate Loans (1)	34.66	46.39	28.04
Other Real Estate Loans	48.76	44.12	49.89
Non-Real Estate Loans	16.58	15.98	22.07
Credit Risk Ratios
Non-performing Loans (2) / Total Loans	2.80	0.34	0.40
Non-performing Assets (2) / Total Assets	1.51	0.30	0.32
Loan Allowance / Non-performing Loans (2)	45.05	248.95	248.95
Loan Allowance / Total Loans	1.26	1.04	0.98

(1)	Includes home equity and second mortgage loans.
(2)	Includes accruing troubled debt restructurings.

Source: Security Bank, s.b.; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 20, the Bank’s level of net interest income at 3.40% of average assets was above the Comparative Group median of 2.55%, owing to the Bank’s lower cost of funds and lower level of interest expense relative to average assets. The Bank’s total interest income measured 4.45% of average assets for the LTM period, matching the Comparative Group median of 4.45%. The Bank’s interest expense amounted to 1.05% of average assets and was lower than the Comparative Group median of 1.99%. As reflected by its higher net interest margin of 3.52% versus the corresponding Comparative Group median of 2.69%, the earning power of the Bank’s balance sheet is bolstered by its heavy concentration of liquid asset holdings in the rising interest rate environment over the past two years.

The Bank’s non-interest operating income totaled 0.92% of average assets, exceeding the Comparative Group median of 0.44%. The Bank’s primary sources of non-interest income include service charges on deposits and debit card interchange fees. The Bank maintains a very high concentration of transaction accounts, including from its segment of CRB customers, that are a meaningful source of service charge fees on deposit accounts.

The Bank’s provision for credit losses amounted to 0.40% of average assets for the recent LTM period and was positioned above the Comparative Group median of 0.02%. The Bank’s total non-performing assets (including accruing TDRs) measured 1.51% at June 30, 2024, which was higher than the Comparative Group median of 0.30% and the All Public Thrift median of 0.32%. The Bank’s 1.26% ratio of allowance for credit losses to total loans was higher than the corresponding Comparative Group median of 1.04% and All Public Thrift median of 0.98%. The Bank’s higher level of reserves was reflective of its recent record of net charge-offs and its concentration of higher-risk, non-residential mortgage loans in portfolio. Security’s residential real estate loans (including home equity loans and lines of credit) accounted for 34.7% of its total loans at June 30, 2024, compared to the Comparative Group’s median level of 46.4% of total loans.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s operating expense ratio at 3.52% of average assets was higher than the Comparative Group’s median expense ratio of 2.82%. However, the Bank’s 81.5% efficiency ratio (defined as non-interest expense less intangibles amortization expense as a percent of the sum of net interest income before provision plus non-interest operating income) measured favorably against the Comparative Group’s median of 88.1% due to Security’s stronger net interest margin. Only three members of the Comparative Group exhibited efficiency ratios below the Bank’s efficiency ratio: Central Plains Bancshares at 73.9%, Home Federal Bancorp at 76.9%, and PB Bankshares at 81.6%.

As reflected in Table 21, the overall balance sheet composition of the Bank reflected a lower concentration of loans to assets versus that of the overall Comparative Group. The Bank’s net total loans amounted to 48.4% of total assets as of June 30, 2024, substantially below the median of 71.7% for the Comparative Group. Among the Comparative Group companies, only NSTS Bancorp at 51.2% and Catalyst Bancorp at 51.2% had ratios of net total loans to total assets less than 55%. The Bank’s ratio of cash and securities to total assets was 46.5%, surpassing the median of 23.0% for the Comparative Group. Among the Comparative Group companies, only NSTS Bancorp at 41.1% and Catalyst Bancorp at 40.8% had ratios of cash and securities greater than 40%. The Bank had no intangible assets on its balance sheet as of June 30, 2024. The Bank’s ratio of other assets to total assets measured 5.0% and was slightly lower than the Comparative Group median of 5.6%. The Bank’s other assets primarily comprised premises and equipment (1.4% of total assets), deferred tax assets (1.4% of total assets), and BOLI (1.0% of total assets).

Security’s level of deposits at 93.1% of total assets was above the Comparative Group’s median of 77.1% of total assets due to the lower level of equity at the Bank. The Bank’s equity level before the Stock Offering was 6.31% relative to total assets as of June 30, 2024, which was below the Comparative Group median of 12.06%. The Comparative Group includes several thrifts that completed full conversion or second-step conversion offerings over the past three years and have emerged with relatively high capital levels that have not been leveraged significantly due to

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the relatively short passage of time. The Bank’s ratio of borrowed funds to total assets amounted to 0.0% at June 30, 2024 and was lower than the Comparative Group median of 7.7%. The Bank has utilized borrowings on a limited basis as a supplemental source of funds. As a result of the recent expansion of its deposit base, the Bank reduced its borrowed funds from $10.5 million at December 31, 2023 to zero at June 30, 2024.

The Bank’s level of residential real estate loans (including home equity and second mortgage loans) measured 34.7% of total loans based on financial data as of June 30, 2024, lower than the Comparative Group median of 46.4%. The Bank’s concentration of non-residential real estate loans (which category includes commercial real estate, multi-family real estate, and construction and land development loans) represented 48.8% of total loans and was moderately higher than the Comparative Group median of 44.1%. The Bank exhibited a slightly higher level of non-real estate loans, which accounted for 16.6% of total loans at Security versus the Comparative Group median of 16.0%.

The Bank’s asset growth rate measured 14.8% over the recent LTM period versus the Comparative Group median asset growth rate of 3.6%. The Bank’s recent asset growth chiefly reflects the re-investment of increased deposit flows into short-term liquidity. The Bank exhibited a strong deposit growth rate of 15.0% versus the Comparative Group median of 3.5%. Conversely, the Bank’s loan growth rate of 4.1% trailed the Comparative Group median of 5.9%.

In summary, the Bank’s recent earnings performance compared favorably to the results exhibited by the Comparative Group due to the prevalence of securities sale losses among various members of the Comparative Group. On a core earnings basis, the Bank’s core ROA of 0.29% was in range of the Comparative Group median of 0.26%. Relative to the Comparative Group, the Bank exhibited a higher net interest margin that is offset partially by high levels of non-interest

FELDMAN FINANCIAL ADVISORS, INC.

expense and provision for credit losses. Similar to most financial institutions its size, the Bank is faced with the ongoing challenge of managing its efficiency ratio either through bolstering its net interest margin, enhancing non-interest income generation, or improving the efficiency and productivity of its operating infrastructure. The Bank’s earnings growth outlook will depend largely on its ability to maintain satisfactory loan quality as it expands loan generation, maintain the volume of low-cost funds from its CRB operations, improve the net interest margin across movements in the interest rate environment, and control non-interest expense as it seeks to grow its operations and transition to a public company.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18

General Operating Characteristics

As of June 30, 2024

	City/State	Ticker	Exchange	No. of Offices	IPO Date	Total Assets ($000s)	Total Deposits ($000s)	Total Equity ($000s)	Tang. Common Equity ($000s)
Security Bank, s.b.	Springfield, Illinois	NA	NA	3	NA	219,565	204,463	13,860	13,860
Comparative Group Average						523,564	407,482	69,301	68,279
Comparative Group Median						459,081	361,839	72,489	72,489
Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield, WI	BCOW	NASDAQ	6	01/08/19	561,454	398,851	71,061	71,061
Catalyst Bancorp, Inc.	Opelousas, LA	CLST	NASDAQ	6	10/12/21	295,333	180,065	81,013	81,013
Central Plains Bancshares, Inc.	Grand Island, NE	CPBI	NASDAQ	9	10/19/23	466,567	376,717	79,199	79,199
Generations Bancorp NY, Inc.	Seneca Falls, NY	GBNY	NASDAQ	10	07/10/06	401,755	338,822	35,546	34,925
Home Federal Bancorp, Inc.	Shreveport, LA	HFBL	NASDAQ	11	01/18/05	637,512	574,007	52,803	48,614
IF Bancorp, Inc.	Watseka, IL	IROQ	NASDAQ	8	07/07/11	887,745	727,177	73,916	73,916
NSTS Bancorp, Inc.	Waukegan, IL	NSTS	NASDAQ	3	01/18/22	265,888	177,824	76,500	76,500
PB Bankshares, Inc.	Coatesville, PA	PBBK	NASDAQ	6	07/14/21	449,045	346,960	46,600	46,600
Texas Community Bancshares, Inc.	Mineola, TX	TCBS	NASDAQ	8	07/14/21	451,595	324,583	51,775	51,577
William Penn Bancorporation	Bristol, PA	WMPN	NASDAQ	13	04/15/08	818,747	629,810	124,601	119,387

Source: Security Bank, s.b.; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Table 19

General Financial Performance Ratios

As of or For the Last Twelve Months Ended June 30, 2024

	Total Assets ($000s)	Total Deposits ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
Security Bank, s.b.	219,565	204,463	6.31	6.31	3.52	81.46	0.29	4.64	0.29	4.64
Comparative Group Average	523,564	407,482	14.84	14.70	2.67	96.11	(0.35)	(1.24)	0.00	0.68
Comparative Group Median	459,081	361,839	12.06	12.04	2.69	88.06	(0.24)	(2.16)	0.26	1.80
All Public Thrift Average	6,495,222	4,640,849	12.96	12.17	2.93	81.86	0.15	1.31	0.38	3.24
All Public Thrift Median	1,773,716	1,244,289	11.51	10.72	2.69	79.09	0.34	2.95	0.43	3.60
Comparative Group
1895 Bancorp of Wisconsin, Inc.	561,454	398,851	12.66	12.66	2.31	110.08	(1.22)	(9.59)	(0.59)	(4.63)
Catalyst Bancorp, Inc.	295,333	180,065	27.43	27.43	3.25	85.74	(1.34)	(4.45)	0.32	1.07
Central Plains Bancshares, Inc.	466,567	376,717	16.97	16.97	3.41	73.88	0.82	6.75	0.82	6.75
Generations Bancorp NY, Inc.	401,755	338,822	8.85	8.71	2.07	131.01	(0.64)	(7.19)	(0.79)	(8.78)
Home Federal Bancorp, Inc.	637,512	574,007	8.28	7.68	3.08	76.91	0.55	6.94	0.59	7.41
IF Bancorp, Inc.	887,745	727,177	8.33	8.33	2.10	89.21	0.20	2.52	0.20	2.52
NSTS Bancorp, Inc.	265,888	177,824	28.77	28.77	2.71	119.46	(1.77)	(5.89)	(1.22)	(4.07)
PB Bankshares, Inc.	449,045	346,960	10.38	10.38	2.67	81.62	0.37	3.36	0.37	3.38
Texas Community Bancshares, Inc.	451,595	324,583	11.46	11.43	2.77	86.92	(0.50)	(4.94)	0.32	3.21
William Penn Bancorporation	818,747	629,810	15.22	14.68	2.30	106.26	0.02	0.13	(0.01)	(0.07)

Source: Security Bank, s.b.; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Table 20

Income and Expense Analysis

For the Last Twelve Months Ended June 30, 2024

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Gains & Non-rec. Income	Prov. for Credit Losses	Gen. & Admin. Expense	Intang. Amort. Expense	Non-rec. Expense	Pre-tax Core Earnings
Security Bank, s.b.	4.45	1.05	3.40	0.92	0.00	0.40	3.52	0.00	0.00	0.40
Comparative Group Average	4.44	1.91	2.53	0.41	(0.40)	0.06	2.77	0.01	0.03	0.11
Comparative Group Median	4.45	1.99	2.55	0.44	0.00	0.02	2.82	0.00	0.00	0.32
All Public Thrift Average	4.84	2.07	2.77	0.49	(0.15)	0.09	2.57	0.12	0.04	0.64
All Public Thrift Median	4.77	2.01	2.57	0.38	0.00	0.04	2.49	0.01	0.00	0.56
Comparative Group
1895 Bancorp of Wisconsin, Inc.	4.22	2.01	2.21	0.43	(0.80)	0.02	2.91	0.00	0.00	(0.28)
Catalyst Bancorp, Inc.	4.28	1.19	3.08	0.49	(1.88)	0.11	3.08	0.00	0.22	0.38
Central Plains Bancshares, Inc.	4.89	1.55	3.34	0.62	0.00	0.02	2.92	0.00	0.00	1.01
Generations Bancorp NY, Inc.	4.28	2.39	1.89	0.42	0.20	0.29	3.03	0.02	0.00	(1.01)
Home Federal Bancorp, Inc.	4.87	1.97	2.90	0.30	0.00	0.01	2.52	0.05	0.00	0.67
IF Bancorp, Inc.	4.63	2.63	2.00	0.50	0.00	0.02	2.23	0.00	0.00	0.25
NSTS Bancorp, Inc.	3.47	0.96	2.51	0.45	(0.69)	0.10	3.53	0.00	0.00	(0.67)
PB Bankshares, Inc.	5.06	2.46	2.59	0.18	0.00	0.04	2.26	0.00	0.00	0.47
Texas Community Bancshares, Inc.	4.79	2.12	2.67	0.46	(0.94)	0.01	2.73	0.03	0.07	0.40
William Penn Bancorporation	3.93	1.86	2.07	0.28	0.06	(0.07)	2.50	0.02	0.00	(0.08)

Source: Security Bank, s.b.; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Table 21

Balance Sheet Composition

As of June 30, 2024

	As a Percent of Total Assets
	Cash and Securities	Net Loans	Real Est. Owned	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity
Security Bank, s.b.	46.50	48.37	0.14	0.00	4.99	93.12	0.00	0.56	93.69	6.31
Comparative Group Average	26.20	67.49	0.02	0.15	6.13	76.20	7.49	1.48	85.16	14.84
Comparative Group Median	23.01	71.66	0.00	0.00	5.60	77.09	7.74	1.27	87.94	12.06
All Public Thrift Average	19.93	74.20	0.05	0.78	5.01	74.15	11.52	1.37	87.23	12.96
All Public Thrift Median	17.61	75.72	0.00	0.11	4.96	76.86	9.42	1.21	88.54	11.51
Comparative Group
1895 Bancorp of Wisconsin, Inc.	22.95	71.31	0.00	0.00	5.73	71.04	13.27	3.03	87.34	12.66
Catalyst Bancorp, Inc.	40.83	51.15	0.04	0.00	7.99	60.97	10.25	1.35	72.57	27.43
Central Plains Bancshares, Inc.	14.26	82.24	0.00	0.00	3.50	80.74	0.43	1.85	83.03	16.97
Generations Bancorp NY, Inc.	10.53	80.19	0.00	0.15	9.12	84.34	5.31	1.51	91.15	8.85
Home Federal Bancorp, Inc.	20.53	74.13	0.07	0.66	4.61	90.04	1.10	0.58	91.72	8.28
IF Bancorp, Inc.	23.07	72.01	0.00	0.00	4.92	81.91	8.56	1.20	91.67	8.33
NSTS Bancorp, Inc.	41.11	51.23	0.00	0.00	7.66	66.88	1.88	2.47	71.23	28.77
PB Bankshares, Inc.	20.96	75.72	0.00	0.00	3.33	77.27	11.43	0.92	89.62	10.38
Texas Community Bancshares, Inc.	34.89	59.50	0.11	0.04	5.47	71.87	15.77	0.89	88.54	11.46
William Penn Bancorporation	32.88	57.47	0.00	0.64	9.01	76.92	6.91	0.95	84.78	15.22

Source: Security Bank, s.b.; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Table 22

Growth Rates, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended June 30, 2024

	Asset Growth Rate (%)	Loan Growth Rate (%)	Deposit Growth Rate (%)	NPLs(1)/ Total Loans (%)	NPAs(1)/ Total Assets (%)	Loan Loss Allow./ NPLs(1) (%)	Loan Loss Allow./ Loans (%)	Resid. Real Est. Loans(2)/ Loans (%)	Other Real Est. Loans/ Loans (%)	Non- Real Est. Loans/ Loans (%)
Security Bank, s.b.	14.80	4.09	14.96	2.80	1.51	45.05	1.26	34.66	48.76	16.58
Comparative Group Average	3.23	7.00	2.67	0.43	0.31	223.42	1.10	44.98	35.67	19.35
Comparative Group Median	3.55	5.94	3.46	0.34	0.30	248.95	1.04	46.39	44.12	15.98
All Public Thrift Average	5.70	9.27	5.84	0.58	0.45	241.45	1.05	30.80	43.80	25.40
All Public Thrift Median	2.47	4.62	2.09	0.40	0.32	248.95	0.98	28.04	49.89	22.07
Comparative Group
1895 Bancorp of Wisconsin, Inc.	1.46	5.22	7.45	0.29	0.21	332.27	0.96	24.44	59.02	16.54
Catalyst Bancorp, Inc.	11.02	14.94	5.07	1.02	0.56	141.99	1.45	50.92	17.03	32.05
Central Plains Bancshares, Inc.	3.59	6.66	(6.57)	0.13	0.11	NM	1.50	28.46	44.82	26.72
Generations Bancorp NY, Inc.	1.73	2.12	1.86	0.97	0.78	101.18	0.98	52.10	4.50	43.40
Home Federal Bancorp, Inc.	(3.54)	(3.45)	(3.91)	0.32	0.31	295.48	0.96	41.86	46.72	11.42
IF Bancorp, Inc.	4.57	8.82	(1.11)	0.08	0.06	NM	1.16	28.99	55.59	15.42
NSTS Bancorp, Inc.	3.52	30.02	6.33	0.00	0.00	NM	0.92	90.59	4.91	4.50
PB Bankshares, Inc.	8.84	7.15	11.17	0.37	0.28	353.77	1.31	27.62	58.34	14.04
Texas Community Bancshares, Inc.	4.49	(0.03)	7.28	0.44	0.37	248.95	1.10	51.80	22.34	25.86
William Penn Bancorporation	(3.40)	(1.46)	(0.86)	0.70	0.40	90.27	0.63	52.99	43.42	3.59

(1)	Includes accruing troubled debt restructurings.
(2)	Includes home equity and second mortgage loans.

Source: Security Bank, s.b.; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Bank’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who might be able to purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and thrift institutions in general. Changes in the Bank’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could materially impact the pro forma market value of the Bank or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion and Stock Offering.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Growth and Viability

(2)	Financial Condition

(3)	Market Area

(4)	Management

(5)	Dividend Payments

(6)	Liquidity of the Stock Issue

FELDMAN FINANCIAL ADVISORS, INC.

(7)	Subscription Interest

(8)	Recent Acquisition Activity

(9)	Effect of Banking Regulations and Regulatory Reform

(10)	Stock Market Conditions

Earnings Growth and Viability

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings growth and viability. The Bank’s profitability in recent years has been supported by its relatively solid net interest margin owing to the high concentration of low-cost core deposits related to its CRB customer segment. In the rising interest rate environment of recent years, the high levels of short-term liquidity maintained by Bank to reflect its deposit composition have benefited from the attractive market yields available. Concurrently, the Bank increased its provision for credit losses to account for a rise in non-performing assets in 2023. Security has also experienced an increase in recurring operating expenses as it has invested in personnel staffing and technology to support its lending, business development, risk compliance, and CRB initiatives.

The Bank’s recent core earnings ROA measured 0.29% for the LTM period ended June 30, 2024 versus the Comparative Group median of 0.26%. The Bank’s increased capital position after the Stock Offering will help to improve its net interest margin across changing interest rate and business cycles, provide added interest rate risk protection, and support additional leverage capacity to grow the balance sheet. In the near term, the Bank’s profitability will continue to be challenged by net interest margin pressure, new stock benefit plans, and ongoing public company costs. The Bank expects to realize cost savings related to the planned withdrawal from its defined

FELDMAN FINANCIAL ADVISORS, INC.

benefit pension plan. Non-interest income will continue to represent a meaningful revenue stream for the Bank, particularly from the CRB segment in the form of service charges on deposit accounts and cash management fees. In the event of a decline in market rates, the Bank may experience additional pressure on its net interest income generation due to the high concentration of short-term liquidity and investment securities on its balance sheet. The Bank’s asset growth objectives are focused primarily on expanding its residential and commercial lending activity. Based on the Bank’s basic earnings fundamentals and the continuation of its strategic objectives, we believe that no adjustment is necessary for earnings growth and viability as compared to the current operating trends and challenges evident among the Comparative Group companies.

Financial Condition

As discussed and summarized in Chapter I, the Bank’s balance sheet composition reflects a meaningful concentration of cash liquidity and investments along with a loan portfolio predominantly comprising commercial and residential mortgage loans. The Bank relies mainly on its deposit base as a funding source and utilizes borrowings sparingly to supplement deposits. The Bank’s core deposits accounted for 75.6% of total deposits and approximately 26.8% or $54.8 million of total deposits were from CRB customers as of June 30, 2024. The Bank maintains a high level of liquidity on the balance sheet to have the flexibility to meet the contingency cash flow needs of its customers as necessary.

In contrast to the Comparative Group, the Bank exhibited a lower level of equity capital, a lower ratio of loans to assets, and less favorable measures of asset quality. Before the infusion of net capital proceeds, the Bank’s equity ratio at 6.31% of assets at June 30, 2024 was considerably below the Comparative Group median of 12.04%. The Bank’s capital ratios have declined from historical levels due to unrealized holding losses on available-for-sale securities in its AOCL,

FELDMAN FINANCIAL ADVISORS, INC.

while concurrently leveraging its balance sheet to maintain a large concentration of CRB deposits to generate increased revenue. The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions, emphasis on real estate lending, and satisfactory asset quality. However, the Bank’s lower equity ratio imposes a competitive restraint for growth and operating leverage. Additionally, the planned withdrawal from the defined benefit pension plan will result in a cost that will reduce the amount of net capital added from the Stock Offering. The Bank also exhibited a higher level of non-performing assets to total assets as compared to the Comparative Group. While the Conversion will result in an improved equity-to-assets ratio for Security, the Company’s post-Conversion capital ratios will continue to lag the Comparative Group’s capital levels. Therefore, we believe that a downward adjustment is warranted for the Bank’s contrasting financial condition related to capital and credit risk levels.

Market Area

The members of the Comparative Group are located in the Midwest, Southwest, Southeast, and Mid-Atlantic regions of the country. The Comparative Group companies are characterized by a cross-section of market areas that constitute smaller to larger metropolitan areas with relatively stable economies and moderate population growth prospects. The Bank’s primary market area encompasses Sangamon County, which is part of the Springfield MSA. As shown in Table 23, the median household income in 2024 was $75,350 for the Springfield MSA, which is projecting population shrinkage of 0.3% over the next five years. The unemployment rate for the Springfield MSA was 4.6% in June 30, 2024. We reviewed selected demographic data for the Comparative Group’s market areas and compared that data to the Bank’s market area demographic data.

FELDMAN FINANCIAL ADVISORS, INC.

Most of the Comparative Group companies exhibited comparable demographic data for household income levels, population growth, and unemployment rates as indicated by the Comparative Group average and median data. For their respective market areas, the Comparative Group overall exhibited a median household income of $70,501, a projected population change of -0.9% over the next five years, and a median unemployment rate of 4.3% in June 2024. In recognition of the similar demographic factors in the Bank’s primary market area, we believe no adjustment is warranted for market area.

Table 23

Comparative Market Area Data

Security Bank and the Comparative Group

Company	Headquarters Location	Wtd. Avg. Median Household Income 2024 (1) ($)	Wtd. Avg. Estimated Population Growth 2024-29 (1) (%)	Unemployment Rate (2) June 2024 (%)
Security Bank, s.b.	Springfield, IL	75,350	(0.29)	4.6
Comparative Group Average		73,440	(0.03)	4.7
Comparative Group Median		70,501	(0.87)	4.3
Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield, WI	74,071	(0.96)	3.7
Catalyst Bancorp, Inc.	Opelousas, LA	44,427	(0.99)	5.5
Central Plains Bancshares, Inc.	Grand Island, NE	71,552	1.54	3.0
Generations Bancorp NY, Inc.	Seneca Falls, NY	69,307	(2.83)	3.9
Home Federal Bancorp, Inc.	Shreveport, LA	52,341	(2.83)	4.6
IF Bancorp, Inc.	Watseka, IL	60,521	(3.45)	7.5
NSTS Bancorp, Inc.	Waukegan, IL	101,301	(0.77)	6.2
PB Bankshares, Inc.	Coatesville, PA	104,748	2.65	4.0
Texas Community Bancshares, Inc.	Mineola, TX	69,449	6.16	5.0
William Penn Bancorporation	Bristol, PA	86,686	1.13	4.0

(1)	Weighted average based on pro rata branch deposit totals of each company in its primary MSA (or county) markets.
(2)	Based on unemployment rate in company’s primary MSA (or county) market as ranked by deposits.

Source: Claritas; S&P Global; U.S. Bureau of Labor Statistics.

FELDMAN FINANCIAL ADVISORS, INC.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, oversee risk compliance practices, and control operating costs while the Bank competes in an increasingly challenging financial services environment and, more specifically, a niche banking segment. The normal challenges facing Security in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it seeks to leverage the net capital proceeds from the Stock Offering. As noted earlier, Stephan P. Antonacci serves as President and CEO of the Bank. Brenda Minder is the Bank’s Executive Vice President and Chief Financial Officer, and Darren Jones serves as Executive Vice President and Chief Lending Officer. The Bank has also added key business development and risk management/compliance personnel in recent years.

The Bank’s management team has ongoing challenges ahead in improving earnings results, growing the traditional and niche banking franchises, and controlling operating expenses as the organization transitions to a public company and seeks to leverage the incremental capital. Investors will likely rely upon actual financial results as the means of evaluating the future performance of management as the Bank pursues its asset expansion and earnings growth objectives. We have taken these factors into account collectively and believe that no adjustment is warranted relative to the Comparative Group for this factor.

Dividend Payments

Following the completion of the Conversion and Stock Offering, the Company’s Board of Directors will have the authority to declare cash dividends on the shares of common stock, subject to statutory and regulatory requirements. The Company does not initially intend to pay cash dividends on its common stock. The payment and amount of any future dividend payments will depend upon many factors, including the following: (1) the financial condition and operating results of the Company and the Bank; (2) regulatory capital requirements and limitations on dividends; (3) other uses of funds for the long-term value of stockholders; (4) tax considerations; and (5) general economic conditions. There is no assurance that the Company will actually pay cash dividends in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

FELDMAN FINANCIAL ADVISORS, INC.

Payment of cash dividends has become commonplace among publicly traded thrifts with solid capital levels. Of the ten members of the Comparative Group, four currently pay regular cash dividends. The median dividend yields of the Comparative Group and All Public Thrift aggregate were 0.0% and 1.0% as of August 30, 2024, respectively. Most newly converted thrift issues wait until more seasoned trading price and earnings trends are evident before paying cash dividends. Based on the anticipated capital levels of Security Midwest Bancorp after the Conversion and depending on its financial performance, investors are likely to discern that dividend payments by the Company in some future period are not improbable since several of the Comparative Group companies and other public financial institutions with similar equity levels currently pay dividends. Therefore, we have concluded that no adjustment is warranted for purposes of dividend policy.

Liquidity of the Stock Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of initial public offerings by thrift institutions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ Stock Market. All ten members of the Comparative Group are listed on the NASDAQ Stock Market. Security Midwest Bancorp expects that its shares of common stock will be quoted on the OTCQB Market operated by the OTC Markets Group upon the conclusion of the Conversion and Stock Offering.

Stock liquidity connotes the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Empirical evidence demonstrates that investors are willing to pay a premium for this level of liquidity or, conversely, extract a discount relative to actively traded securities or other investment interests that lack this high degree of liquidity. The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depend on the existence of willing buyers and sellers.

FELDMAN FINANCIAL ADVISORS, INC.

The median market capitalization of the Comparative Group companies was $47.2 million as of August 30, 2024. The All Public Thrift median market capitalization was much higher at $169.3 million. Of the ten companies in the Comparative Group, all are traded on the NASDAQ Stock Market and indicated an overall average daily trading volume of approximately 7,000 shares over the LTM period. Due to the smaller size of the Company’s Stock Offering and its anticipated listing on the OTCQB Market, it is questionable that an active trading market for the Company’s common shares will develop to the extent experienced by the stock issues of the Comparative Group traded on the NASDAQ Stock Market. Therefore, we have concluded that a downward adjustment to the Bank’s estimated pro forma market value is warranted to address the comparative difference in liquidity of the issue.

Subscription Interest

The Bank has retained the services of Performance Trust Capital Partners, LLC (“Performance Trust”) to assist in the marketing and sale of the Stock Offering. The Bank’s ESOP intends to purchase shares in the Stock Offering equal to 7.0% of the total amount of common stock to be outstanding. The Bank expects its directors and executive officers, together with their associates, to purchase 187,850 shares of common stock in the Stock Offering for an aggregate amount of approximately $1.9 million based on a $10.00 offering price per share. The minimum number of shares of common stock that may be purchased in the Stock Offering is 25 shares ($250 stock equivalent). Excluding the ESOP purchase, the maximum number of shares of common stock that may be purchased in the Stock Offering by any individual or individuals acting through a single qualifying account held jointly is 15,000 shares ($150,000 stock equivalent). No person together with an associate or group of persons acting in concert may purchase more than 30,000 shares ($300,000 stock equivalent).

FELDMAN FINANCIAL ADVISORS, INC.

Recent subscription interest in thrift stock conversion offerings has been varied. Five standard conversion offerings were completed in 2023 and one thus far in 2024. Only one of these five offerings was oversubscribed in the subscription phase. Fifth District Bancorp (New Orleans, Louisiana) completed its offering in July 2024 with gross proceeds of $54.6 million, an amount that was approximately midway between the minimum and the midpoint and sold in the subscription and community offering. NB Bancorp (Needham, Massachusetts) completed its offering in December 2023 with gross proceeds of $410.0 million, representing the adjusted maximum of its offering range after an oversubscription. In October 2023, Central Plains Bancshares (Grand Island, Nebraska) closed its offering in the subscription phase at a level just below the adjusted maximum and raised gross proceeds of $41.3 million. PFS Bancorp (Peru, Illinois) completed its offering in October 2023 and raised gross proceeds at the range maximum of $17.3 million, primarily through the subscription phase with some participation by community offering investors. SR Bancorp (Bound Brook, New Jersey) concluded its offering in the subscription phase in September 2023 at a level between the midpoint and maximum of the offering and raised gross proceeds of $90.6 million. Mercer Bancorp (Celina, Ohio) closed its offering in the subscription phase in July 2023 at a level between the minimum and the midpoint and raised gross proceeds of $9.7 million after increasing certain purchase limitations.

Investor interest in recent thrift stock issues has been supported by the relatively stable performance results of the banking industry, after-market pricing trends, and the expectation of continued merger and acquisition activity. We are not currently aware of any additional market evidence or characteristics that may help predict the level of interest in the Bank’s subscription offering. Accordingly, absent actual results of the subscription offering, we believe that subscription interest is not a factor and that requires any further adjustment at the present time.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Acquisition Activity

Table 24 summarizes recent acquisition activity involving banks and thrifts based in the state of Illinois from January 1, 2022 to August 30, 2024. Table 24 displays the 40 transactions that were announced during this period. The largest transaction involved the acquisition of Inline Bancorp (based in Oak Brook, Illinois with $1.2 billion of assets) by Byline Bancorp (Chicago, Illinois). Most of the acquisitions involved purchases of small, privately-held banks wherein no offer price information was available publicly. Two of the acquisition transactions involved sellers located in Springfield, Illinois. Marine Bancorp (Springfield, Illinois) had total assets of $714.0 million and was acquired in June 2023 by Hometown Community Bancorp (Morton, Illinois). Town and County Financial Corporation (Springfield, Illinois) had total assets of $876.2 million and was acquired in February 2023 by HBT Financial, Inc. (Bloomington, Illinois).

The acquisition valuation ratios paid in these Illinois transactions have generally followed the nationwide acquisition valuation trends. Seven of the transactions shown in Table 22 involved credit union as acquirers, a growing trend for acquisition activity involving smaller community banks as sellers. Given that there will be significant regulatory restrictions on the ability to acquire control of Security Midwest Bancorp for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in analyzing the Bank’s estimated pro forma market value. Moreover, the standard of value applied herein pursuant to regulatory guidelines does not require an acquisition value determination but rather is centered on a going concern, stand-alone standard of value.

FELDMAN FINANCIAL ADVISORS, INC.

Table 24
Summary of Illinois Bank and Thrift Acquisition Activity
Transactions Completed or Announced After January 1, 2021

				Seller’s Prior Financial Data							Offer Value to
				Total	Equity/	LTM	LTM			Offer	Book	Tang.	LTM	Total
				Assets	Assets	ROA	ROE	Date	Date	Value	Value	Book	EPS	Assets
Buyer	St.	Seller	St.	($Mil.)	(%)	(%)	(%)	Anncd.	Completed	($Mil.)	(%)	(%)	(x)	(%)
Median				112.1	9.49	0.73	6.60	NA	NA	42.3	127.6	136.9	12.88	11.57
Average				190.4	10.72	0.63	5.99	NA	NA	66.4	132.1	134.4	15.17	11.50
Mutual Federal Bancorp	IL	Pulaski Savings Bank (1)	IL	48.8	10.37	(0.51)	(4.71)	08/30/24	Pending	NA	NA	NA	NA	NA
Murphy-Wall Bancorp Inc.	IL	Oakdale State Bank	IL	25.1	12.92	1.32	10.97	06/10/24	Pending	NA	NA	NA	NA	NA
Community Partners SB	IL	Guardian Savings Bank (1)	IL	32.3	17.85	(0.79)	(4.61)	05/10/24	Pending	NA	NA	NA	NA	NA
UIR Acceptance Corporation	—	Community Bank of Easton	IL	38.8	25.56	2.64	10.43	05/03/24	Pending	NA	NA	NA	NA	NA
Western Illinois Bcshs Inc.	IL	Main Street Bancorp Inc.	IL	108.4	5.83	0.87	16.36	04/26/24	Pending	NA	NA	NA	NA	NA
Advia Credit Union	MI	Northside Community Bank	IL	267.0	19.08	0.85	4.23	01/25/24	Pending	NA	NA	NA	NA	NA
People First Bancshares Inc.	IL	Arcola First Bank	IL	130.9	3.77	0.43	18.79	01/02/24	05/18/24	NA	NA	NA	NA	NA
First Busey Corp.	IL	Merchants & Manufactrs. Bank (2)	IL	473.1	8.22	1.59	18.32	11/27/23	04/01/24	42.3	152.2	152.2	12.88	8.95
Midfed Acquisition Corp.	—	Midland Capital Holdings Corp.	IL	117.6	8.53	0.49	6.28	09/12/23	Pending	12.1	120.8	120.8	20.35	10.30
Michigan St. University FCU	MI	Algonquin State Bank	IL	144.6	6.34	0.96	19.05	08/31/23	Pending	NA	NA	NA	NA	NA
Michigan St. University FCU	MI	McHenry Savings Bank (2)	IL	322.4	7.84	0.66	8.66	08/28/23	Pending	NA	NA	NA	NA	NA
Liberty Bancorporation Inc.	IL	North Adams Bancshares Inc.	IL	46.6	12.92	0.73	5.45	08/22/23	11/10/23	NA	NA	NA	NA	NA
OSP, LLC	MN	Northwest Bancorporation	IL	206.3	13.93	3.75	31.52	08/12/23	Pending	NA	NA	NA	NA	NA
BillFloat, Inc.	CA	United Community Bcshs Inc.	IL	143.3	14.17	1.26	10.19	06/22/23	Pending	NA	NA	NA	NA	NA
Central Bancshares Inc.	IA	McLaughlin Holding Co.	IL	340.5	8.33	1.25	15.65	06/02/23	10/20/23	NA	NA	NA	NA	NA
Allendale Bancorp Inc.	IL	Wabash Savings Bank (1)	IL	9.8	5.73	(1.47)	(23.16)	05/12/23	05/12/23	NA	NA	NA	NA	NA
Land of Lincoln Credit Union	IL	Nokomis Savings Bank (1)	IL	27.9	5.91	(0.92)	(12.47)	04/28/23	11/10/23	NA	NA	NA	NA	NA
Petefish Skiles Bancshares Inc	IL	First Nat’l Bank of Beardstown	IL	182.4	9.11	1.34	15.04	04/13/23	10/01/23	NA	NA	NA	NA	NA
Longview Capital Corp.	IL	Bank of Chestnut	IL	20.2	6.63	0.07	1.16	03/06/23	06/01/23	NA	NA	NA	NA	NA
FBBT Holdings, Inc.	DE	State Bank of Nauvoo	IL	36.6	8.48	0.16	1.95	02/22/23	Pending	NA	NA	NA	NA	NA
LevelField Financial Inc.	TX	Burling Bank	IL	191.4	9.30	1.90	20.56	02/01/23	Pending	NA	NA	NA	NA	NA
Brookfield Bancshares Inc.	IL	First Nat’l Bank of Brookfield	IL	331.4	10.23	1.46	14.73	01/03/23	04/20/23	NA	NA	NA	NA	NA

FELDMAN FINANCIAL ADVISORS, INC.

Table 24 (continued)

Summary of Illinois Bank and Thrift Acquisition Activity

Transactions Completed or Announced After January 1, 2022

				Seller’s Prior Financial Data							Offer Value to
Buyer	St.	Seller	St.	Total Assets ($Mil.)	Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Date Anncd.	Date Completed	Offer Value ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)
Land of Lincoln Credit Union	IL	Colchester State Bank	IL	82.1	9.98	0.81	6.60	12/21/22	07/24/23	NA	NA	NA	NA	NA
Hometown Commnty. Bancorp	IL	Marine Bancorp Inc.	IL	714.0	9.67	1.02	10.62	12/01/22	06/09/23	NA	NA	NA	NA	NA
Byline Bancorp Inc.	IL	Inland Bancorp Inc.	IL	1,233.0	13.26	0.69	5.16	11/30/22	06/30/23	164.8	123.1	123.1	22.16	13.36
Waterman Acquisition Group	IL	Montgomery Bancshares Inc.	IL	46.8	4.84	(0.20)	(2.96)	11/17/22	04/01/23	NA	NA	NA	NA	NA
Fisher Bancorp Inc.	IL	Butler Point Inc.	IL	84.4	9.72	1.05	10.28	10/11/22	04/01/23	11.2	136.9	136.9	12.13	13.30
Bradford Bancorp Inc.	IL	Community Bancshares Inc.	IL	103.1	9.01	0.49	4.46	09/09/22	02/01/23	NA	NA	NA	NA	NA
HBT Financial Inc.	IL	Town and Country Fin’l Corp.	IL	876.2	9.07	1.36	14.66	08/23/22	02/01/23	101.4	127.6	139.0	8.33	11.57
First Lena Corp.	IL	First Savanna Savings Bank (1)	IL	9.8	4.19	(2.25)	(42.09)	07/14/22	01/20/23	NA	NA	NA	NA	NA
First Waterloo Bancshares Inc.	IL	Village Bancshares Inc	IL	115.8	9.00	1.07	11.87	06/09/22	11/30/22	NA	NA	NA	NA	NA
NuMark Credit Union	IL	Pioneer State Bank	IL	135.2	10.17	0.66	6.29	06/01/22	04/01/23	NA	NA	NA	NA	NA
CoVantage Credit Union	WI	LincolnWay Community Bank	IL	276.8	11.32	1.52	13.56	04/27/22	01/01/23	NA	NA	NA	NA	NA
Fidelity Federal Bancorp	IN	Commnty. Banks - Shelby Cnty.	IL	63.8	8.81	0.21	2.30	04/05/22	09/23/22	NA	NA	NA	NA	NA
Terre Haute Savings MHC Inc.	IN	First Savings Bank (1)	IL	40.6	24.43	0.45	1.89	04/05/22	11/01/23	NA	NA	NA	NA	NA
ServBanc Holdco, Inc.	AZ	Allied First Bancorp Inc. (2)	IL	167.5	12.17	NA	NA	03/11/22	09/15/22	NA	NA	NA	NA	NA
Longview Capital Corp.	IL	Farmers Bank of Mt. Pulaski	IL	65.9	10.76	0.56	4.65	02/15/22	08/08/22	NA	NA	NA	NA	NA
Private Investment Group Inc.	OH	Sainte Marie State Bank	IL	15.3	20.10	(2.67)	(13.61)	01/31/22	Pending	NA	NA	NA	NA	NA
CSB Financial Holdings Inc.	IL	Citizens Bancshares Inc.	IL	56.3	8.49	0.51	5.94	01/27/22	10/01/22	NA	NA	NA	NA	NA
Midwest Community Bncshs.	IL	Bank of Carbondale	IL	282.4	12.67	1.22	9.66	01/13/22	06/21/22	NA	NA	NA	NA	NA

(1)	Seller is a mutual thrift institution; sellers without footnotes are commercial banks.
(2)	Seller is a stock thrift institution; sellers without footnotes are commercial banks.

Source: S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Effect of Banking Regulations and Regulatory Reform

In response to the financial crisis of 2008 and 2009, Congress took actions intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was enacted in 2010 and provided for new restrictions and an expanded framework of regulatory oversight for financial institutions. The legislation also created the Consumer Financial Protection Bureau, which has broad authority to issue regulations governing the services and products provided by financial institutions. Community bankers believed that the Dodd-Frank legislation led to increased compliance costs. Legislation was enacted in 2018 that preserves the fundamental elements of the post-Dodd-Frank regulatory framework, but included modifications that were expected to result in some meaningful regulatory relief for smaller and certain larger banking organizations.

As a stock savings institution insured by the FDIC and supervised by its primary regulators, the Bank will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of June 30, 2024, the Bank was not subject to any regulatory enforcement action and was considered well capitalized, similar to all the members of the Comparative Group. The Bank has developed a niche in providing banking services to CRB customers. The Bank is well aware of the regulatory scrutiny and operating challenges that exist within this business segment and has developed comprehensive risk management and due diligence practices along with experienced staff to monitor these banking relationships. Existing regulatory guidelines generally allow the Bank to conduct business with CRBs that are operating in accordance with state laws and regulations, so long as the Bank complies with required regulatory oversight of their accounts. The Bank currently offers depository accounts only to customers operating licensed businesses in the states of Illinois, Michigan, and Ohio. Given these factors, we believe that no specific adjustment is necessary for the effect of banking regulations and regulatory reform.

FELDMAN FINANCIAL ADVISORS, INC.

Stock Market Conditions

Robust corporate earnings growth, sustained economic expansion, and generally low interest rates were significant factors propelling the extended stock market rally from 2009 to 2019. However, market volatility was spurred in 2020 by the outbreak of the coronavirus and concerns about its impact on the U.S. economy, supply chains, and consumer spending. The U.S. equity markets fell sharply, but subsequently then rebounded off their lows from 2020 and continued to appreciate during 2021. The successful rollout of coronavirus vaccines, unprecedented fiscal and monetary stimulus, healthy consumer balance sheets, and tightening labor markets created optimism about U.S. economic growth and helped to advance stock market returns.

U.S. equity markets were volatile and declined in the first half of 2022, reversing their exceptional performance in 2021, when the S&P 500 rose by 27%. Russia’s invasion of Ukraine and the fallout from related sanctions exacerbated commodity price pressures and amplified geopolitical risks. Supply chain bottlenecks and labor market shortages further constrained supply and increased inflationary pressures. In response, the Federal Reserve Board aggressively increased interest rates, ultimately implementing a series of seven rate hikes in 2022 and four rate hikes in 2023.

Market prices of bank and thrift stocks plummeted beginning in March 2023 due to widespread turmoil in the banking sector related to the sudden failure and liquidation of several high-profile financial institutions. On March 8, 2023, Silvergate Bank (La Jolla, California) announced its decision to voluntarily liquidate its assets and wind down operations. On March 10, 2023, Silicon Valley Bank (Santa Clara, California) was closed by its state regulator. On March 12, 2023, Signature Bank (New York, New York) was closed by its state regulator. Additionally, on May 1, 2023, First Republic Bank (San Francisco, California) was closed by the FDIC and sold to JPMorgan Chase & Co.

FELDMAN FINANCIAL ADVISORS, INC.

These bank failures led to increased volatility and declines in the market for bank and thrift stocks in 2023 and questions about depositor confidence in financial institutions. These events led to a greater focus by financial institutions, investors, and regulators on the balance sheet liquidity of and funding sources for financial institutions, the composition of deposits, including the amount of uninsured deposits, the level of AOCL deficits, capital levels, and interest rate risk management. More recently, U.S. equity markets rose during the second quarter of 2024, extending the strong market uptrend since 2023. For the third successive quarter, the S&P 500 ended with a positive total return, as investors were encouraged by better-than-expected earnings growth, a resilient economy, improving inflation indicators, and renewed expectations for interest rate cuts this year. Financial stocks had advanced in the first half of 2024, but gained additional momentum in July and August as attractive valuations drew investor interest amid improving operating fundamentals.

Table 25 displays the one-year performance of the S&P 500 and NASDAQ Bank indexes. The NASDAQ Bank Index increased by 35.7% over the one-year period ended August 30, 2024, outperforming the broader S&P 500 Index, which was up 25.3% during this period. The S&P Under $250 Million-Market Cap Banks Index was up 23.0% over the past year. Over the three-year period, the NASDAQ Bank Index has barely recovered from the 2023 downturn and exhibited a 3.3% appreciation, while the S&P 500 Index had appreciated by 24.4% as shown in Table 26. The S&P Under $250 Million-Market Cap Banks Index was still down by 6.9% looking back over the past three years.

FELDMAN FINANCIAL ADVISORS, INC.

Table 25

Comparative One-Year Stock Index Performance

For the One-Year Period Ended August 30, 2024

40
30
20
10
0
-10
-20
Price Change (%)
Sep '23
Oct '23
Nov '23
Dec '23
Jan '24
Feb '24
Mar '24
Apr '24
May '24
Jun '24
Jul '24
Aug '24
S&P United States Under USD250 Million Banks
NASDAQ Bank
S&P 500

S&P 500 Stock Index	+25.3%
NASDAQ Bank Index	+35.7%
S&P <$250M-Market Cap Banks	+23.0%

FELDMAN FINANCIAL ADVISORS, INC.

Table 26

Comparative One-Year Stock Index Performance

For the Three-Year Period Ended August 30, 2024

S&P 500
S&P <$250M-Market Cap Banks
NASDAQ Bank
Price Change (%)
20
10
0
-10
-20
-30
-40
-50
Sep '21
Nov '21
Jan '22
Mar '22
May '22
Jul '22
Sep '22
Nov '22
Jan '23
Mar '23
May '23
Jul '23
Sep '23
Nov '23
Jan '24
Mar '24
May '24
Jul '24
S&P United States Under USD250 Million Banks
NASDAQ Bank
S&P 500

S&P 500 Stock Index	+24.4%
NASDAQ Bank Index	+ 3.3%
S&P <$250M-Market Cap Banks	– 6.9%

FELDMAN FINANCIAL ADVISORS, INC.

A “new issue” discount that reflects investor concerns and investment risks inherent in all initial public offerings is a factor to be considered for purposes of valuing converting thrifts. Table 27 presents a summary of the standard conversion offerings completed since January 1, 2021. The final pricing of these offerings confirms the presence of the new issue discount in the pro forma market valuations of converting thrifts versus the trading valuations of existing public thrifts. The distinction of the new issue discount is most apparent with the price-to-book value ratio because the pro forma equity calculation involves combining the net new capital proceeds with the historical equity of the converting company. The median pro forma price-to-book value ratio for standard thrift conversion offerings was 56.0% for the 2021 to 2024 period, and the median pro forma price-to-tangible book ratio was 56.9%. The median pro forma price-to-earnings ratio for these conversion offerings was 18.4x.

Historically, newly converted thrifts have gradually traded upward in the after-market to a range near existing thrift stock valuation levels, but found resistance approaching book value until a discernible trend of sustainable earnings growth was evident. Pricing a new offering at a relatively high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations that yield insupportably high price-to-earnings ratios and very low returns on equity.

Accordingly, thrift conversions continue to be priced at discounts to comparable publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current economic environment and against the backdrop of an increasingly competitive banking sector and volatile equities market.

FELDMAN FINANCIAL ADVISORS, INC.

Table 27

Summary of Standard Conversion Offerings

(Transactions Completed Since January 1, 2021)

						Pro Forma Ratios						After-Market			Price
					Gross	Price/	Price/	Price/	Tang.		Closing	Price Change			Change
			Stock	Total	Offering	Book	Tang.	LTM	Eqty./	IPO	Price	One	One	One	Through
		Stock	Offering	Assets	Proceeds	Value	Book	EPS	Assets	Price	8/30/24	Day	Week	Month	8/30/24
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	(%)	($)	($)	(%)	(%)	(%)	(%)
Average				742.6	87.4	55.4	56.2	28.6	20.22	NA	NA	21.9	23.4	25.7	29.8
Median				340.1	50.9	56.0	56.9	18.4	18.87	NA	NA	29.0	29.7	32.8	25.4
Standard Conversion Offerings
Fifth District Bancorp, Inc.	LA	NASDAQ	07/31/24	480.8	54.6	45.0	45.0	45.5	23.45	10.00	10.51	2.5	1.3	5.1	5.1
NB Bancorp, Inc.	MA	NASDAQ	12/27/23	4,231.8	410.0	60.1	60.2	11.9	16.21	10.00	18.88	37.7	36.1	46.7	88.8
Central Plains Bancshares, Inc.	NE	NASDAQ	10/19/23	450.4	41.3	56.5	56.5	19.2	15.47	10.00	11.83	(9.0)	(9.3)	(0.7)	18.3
PFS Bancorp, Inc.	IL	OTCQB	10/17/23	184.7	17.3	50.9	50.9	17.5	17.08	10.00	9.50	(10.0)	(11.0)	(11.0)	(5.0)
SR Bancorp, Inc. (1)	NJ	NASDAQ	09/19/23	651.5	90.6	49.0	57.3	15.7	14.76	10.00	10.00	(7.2)	(14.0)	(18.5)	0.0
Mercer Bancorp, Inc.	OH	OTCQB	07/26/23	149.0	9.7	47.5	47.5	6.9	11.32	10.00	13.25	30.0	42.4	37.5	32.5
ECB Bancorp, Inc.	MA	NASDAQ	07/27/22	688.6	89.2	59.8	59.8	25.9	20.64	10.00	13.87	40.9	41.3	40.5	38.7
VWF Bancorp, Inc.	OH	OTCPK	07/13/22	137.0	19.2	50.2	50.2	NA	24.84	10.00	15.20	29.0	45.0	49.1	52.0
NSTS Bancorp, Inc.	IL	NASDAQ	01/18/22	259.9	52.9	59.7	59.7	NA	31.81	10.00	9.85	25.9	23.0	24.9	(1.5)
Catalyst Bancorp, Inc.	LA	NASDAQ	10/12/21	238.3	52.9	55.5	55.5	NA	33.84	10.00	11.67	35.6	38.5	37.6	16.7
TC Bancshares, Inc.	GA	NASDAQ	07/20/21	363.6	49.0	59.9	59.9	NA	20.84	10.00	15.69	21.1	20.7	29.5	56.9
Blue Foundry Bancorp	NJ	NASDAQ	07/15/21	1,963.6	277.7	66.1	66.1	NA	19.90	10.00	11.07	29.0	27.0	34.1	10.7
Texas Community Bancshares, Inc.	TX	NASDAQ	07/14/21	316.5	32.1	53.2	56.0	86.3	17.83	10.00	14.31	50.8	53.5	54.0	43.1
PB Bankshares, Inc.	PA	NASDAQ	07/14/21	281.1	27.8	61.7	61.7	NA	15.10	10.00	16.10	30.8	32.4	31.5	61.0

(1)	Conversion transaction involved simultaneous cash acquisition of Regal Bancorp, Inc.

Source: S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

First quarter 2024 net income for the 4,568 FDIC-insured banks and thrifts increased by $28.4 billion (79.5%) from the previous quarter to $64.2 billion. A large decline in non-interest expense (down $22.5 billion or 13.3%) was the chief driver of the increase in earnings. A decline in the expense related to the special FDIC assessment accounted for most of the decline in non-interest expense. Higher non-interest income (up $10.3 billion or 15.2%) and lower provision expenses (down $4.3 billion or 17.3%) also contributed to the quarterly increase. The banking industry reported an aggregate ROA of 1.08% in first quarter 2024, up from 0.61% in fourth quarter 2023 but down from 1.36% in first quarter 2023. The industry’s net interest margin declined 10 basis points to 3.17% in first quarter 2024. The net interest margin declined as funding costs continued to increase while the yield on earning assets declined during the quarter.

Bank and thrift industry earnings results have continued to be solid in comparison to historical levels, but earnings growth has been challenged by increased credit-related charges. Industry operating expenses generally continue to rise in the face of sluggish growth in non-interest operating income. While bank and thrift industry capital levels remain strong and overall asset quality has stabilized, there continue to be volatile swings in the market for bank and thrift stocks in response to the economic outlook, interest rate movements, and the anxiety in the overall market that is contributing to the current fluctuations. Therefore, we believe that with the heightened uncertainty attendant to prevailing stock market conditions, the new issue discount continues to be highly relevant because of the risks and uncertainties associated with a new stock offering in the current market and warrants a downward adjustment.

FELDMAN FINANCIAL ADVISORS, INC.

Adjustments Conclusion

It is our opinion that Security’s pro forma market value should be discounted relative to the Comparative Group. Our conclusion is based on downward adjustments for financial condition, liquidity of the issue, and the new issue discount underlying current stock market conditions. Converting thrifts are often valued at meaningful discounts to peer trading companies relative to price-to-book value and price-to-tangible book value ratios. Due to initially restrained levels of post-offering earnings growth without the benefit of sustained leveraging of balance sheets, resulting price-to-earnings ratios may reflect premiums to established trading companies. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

Valuation Approach

In determining the estimated pro forma market value of the Bank, we have employed the comparative company approach and considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), price-to-earnings per share (“P/E”), and price-to-assets (“P/A”). Table 28 presents the trading market valuation ratios of the Comparative Group and the All Public Thrift averages and medians as of August 30, 2024. As shown in Table 28, the median P/B ratio for the Comparative Group was 75.4%. All of the ten members of the Comparative Group were valued at levels under book value (P/B ratio less than 100.0%). The median P/TB ratio for the Comparative Group was 78.6%. The median P/E ratio based on LTM earnings for the Comparative Group was 24.0x. On a core earnings basis, the median core P/E ratio of the Comparative Group was 26.8x. Some companies within the Comparative Group and All Public Thrift aggregate generated P/E ratios that were either negative or distortedly high due to low levels of profitability, and their corresponding P/E ratios are expressed as “NM” or not meaningful.

FELDMAN FINANCIAL ADVISORS, INC.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock market. However, as noted above, the P/E ratio is not useful for companies reporting negative or low earnings. The Company’s earnings for the LTM ended June 30, 2024 amounted to $592,000 and its LTM core earnings also amounted to $592,000. On a pro forma basis, after making adjustments for re-investment of net offering proceeds, reversing the expense related to the pension plan contribution due to the planned withdrawal from the plan, and expensing charges related to the implementation of various stock benefit plans, including the ESOP, restricted stock plan (“RSP”), and stock option plan, the Bank’s pro forma earnings results are moderately higher than the historical earnings levels. The pro forma earnings results do not take into account the capacity of the Bank to leverage the capital because of the attendant risks of executing and implementing operating strategies and business expansion initiatives.

Based on our comparative financial and valuation analyses, we concluded that the Bank should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined pro forma P/B and P/TB ratios of 48.7% at the midpoint for the Bank, which reflects an aggregate midpoint of $9.5 million for the Valuation Range based on the assumptions summarized in Exhibit IV. The pro forma assumptions also reflect that Security withdraws from the defined benefit pension plan in which it participates. The Bank has estimated that withdrawing from the plan and the subsequent termination of pension benefits would result in a pre-tax charge of $1.8 million to operations and a decrease of $1.3 million in equity. The actual costs associated with the pension plan withdrawal will not be known until the time of the withdrawal, and may vary from the current estimate. The Company’s pro forma equity takes into account the estimated pension plan withdrawal charge of $1.3 million on an after-tax basis.

FELDMAN FINANCIAL ADVISORS, INC.

Employing a range of 15% above and below the midpoint, the resulting minimum value of approximately $8.1 million reflects a 44.3% P/B ratio and the resulting maximum value of approximately $10.9 million reflects a 52.6% P/B ratio. The adjusted maximum value, computed as an additional 15% above the maximum, is equal to approximately $12.6 million and a P/B ratio of 56.5%. The Bank’s pro forma P/B and P/TB ratios are equivalent since the Bank had no intangible assets as of June 30, 2024.

The Bank’s pro forma midpoint P/B ratio of 48.7% reflects a discount of 35.4% to the Comparative Group median P/B ratio of 75.4%. The Bank’s pro forma maximum P/B ratio of 52.6% reflects a discount of 30.3% to the Comparative Group median P/B ratio of 75.4%. At the adjusted maximum, the Bank’s pro forma P/B ratio of 56.5% is positioned at a 22.1% discount to the Comparative Group median P/B ratio of 75.4%.

The Bank’s pro forma midpoint P/TB ratio of 48.7% evidences a discount of 38.0% to the Comparative Group median P/TB ratio of 78.6%. The Bank’s pro forma maximum P/TB ratio of 52.6% represents a discount of 33.1% to the Comparative Group median P/TB ratio of 78.6%. At the adjusted maximum, the Bank’s pro forma P/TB ratio of 56.5% results in a 28.2% discount to the Comparative Group median P/TB ratio of 78.6%.

Based on the Valuation Range as indicated above, the Bank’s pro forma core P/E ratios measured 10.0x, 11.5x, 13.0x, and 14.5x at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range and reflected discounts to the Comparative Group median core P/E ratio of 26.8x. Because of the Bank’s planned withdrawal from the pension plan, the Bank’s pro forma core earnings include the elimination of the actual pension plan contribution expense for the LTM ended June 30, 2024, which resulted in an increased earnings base that has the impact of restraining the pro forma P/E ratio.

FELDMAN FINANCIAL ADVISORS, INC.

Based on the price-to-assets valuation metric, the Bank’s pro forma midpoint of $9.5 million reflects a P/A ratio of 4.22%, ranging from 3.61% at the minimum to 4.82% and 5.51% at the maximum and adjusted maximum, respectively. The Bank’s pro forma P/A ratios represent significant discounts compared to the Comparative Group median P/A ratio of 8.76%, primarily due to the Company’s comparatively lower post-Conversion capital levels. The Company’s pro forma equity-to-assets ratios range from 8.13% at the minimum and 8.66% at the midpoint to 9.17% at the maximum and 9.76% at the adjusted maximum. Thus, upon completion of the Conversion and Stock Offering, the Company’s pro forma equity ratios would continue to trail the Comparative Group average of 14.84% and median of 12.06%. Among the Comparative Group, three of the companies have similar ratios of total equity-to-assets: Generations Bancorp at 8.85%, IF Bancorp at 8.33%, and Home Federal Bancorp at 8.28%. As noted previously, the Company’s improved post-Conversion equity capital levels will provide greater expansion opportunity and flexibility, but must also be combined with earnings growth to sustain stock price appreciation.

Valuation Conclusion

It is our opinion that, as of August 30, 2024, the estimated pro forma market value of the Bank was within a Valuation Range of $8,075,000 to $10,925,000 with a midpoint of $9,500,000. Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional increase of 15% above the maximum would result in an adjusted maximum of $12,563,750. Based on an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 807,500 at the minimum, 950,000 at the midpoint, 1,092,500 at the maximum, and 1,256,375 at the adjusted maximum. Table 28 compares the Bank’s pro forma valuation ratios to the Comparative Group’s market valuation ratios.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the Stock Offering. Exhibit IV-2 displays the pro forma financial data at the minimum, midpoint, maximum, and adjusted maximum levels of the Valuation Range. Exhibit IV-3 provides more detailed data and calculations at the pro forma midpoint level of the Valuation Range. Exhibit IV-4 compares the pro forma valuation ratios with the averages and medians reported by the Comparative Group.

FELDMAN FINANCIAL ADVISORS, INC.

Table 28

Comparative Pro Forma Market Valuation Analysis

Computed from Market Price Data as of August 30, 2024

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)
Security Midwest Bancorp, Inc.(1)
Pro Forma Minimum	10.00	8.1	10.00	10.00	44.33	44.33	3.61	8.13	8.13	0.00
Pro Forma Midpoint	10.00	9.5	11.49	11.49	48.73	48.73	4.22	8.66	8.66	0.00
Pro Forma Maximum	10.00	10.9	12.99	12.99	52.58	52.58	4.82	9.17	9.17	0.00
Pro Forma Adjusted Maximum	10.00	12.6	14.49	14.49	56.47	56.47	5.51	9.76	9.76	0.00
Comparative Group Average	NA	50.8	22.10	23.80	76.08	77.28	10.93	14.84	14.70	0.83
Comparative Group Median	NA	47.2	24.03	26.79	75.40	78.63	9.78	12.06	12.04	0.00
All Public Thrift Average(2)	NA	551.1	20.56	17.59	88.09	97.18	10.93	12.96	12.17	1.58
All Public Thrift Median(2)	NA	169.3	18.04	14.86	79.87	83.49	10.07	11.51	10.72	0.99
Comparative Group
1895 Bancorp of Wisconsin, Inc.	9.00	50.0	NM	NM	75.60	75.60	9.57	12.66	12.66	0.00
Catalyst Bancorp, Inc.	11.67	51.9	NM	NM	64.51	64.51	17.70	27.43	27.43	0.00
Central Plains Bancshares, Inc.	11.83	48.9	NA	NA	61.70	61.70	10.47	16.97	16.97	0.00
Generations Bancorp NY, Inc.	10.45	23.4	NM	NM	65.91	67.08	5.83	8.85	8.71	0.00
Home Federal Bancorp, Inc.	12.63	38.1	10.70	10.03	75.21	81.69	6.23	8.28	7.68	3.97
IF Bancorp, Inc.	18.00	57.8	31.58	31.58	81.65	81.65	6.80	8.33	8.33	2.22
NSTS Bancorp, Inc.	9.85	45.5	NM	NM	68.18	68.18	19.62	28.77	28.77	0.00
PB Bankshares, Inc.	16.10	38.0	24.03	23.89	90.86	90.86	9.43	10.38	10.38	0.00
Texas Community Bancshares, Inc.	14.31	42.1	NM	29.69	87.22	87.55	10.00	11.46	11.43	1.11
William Penn Bancorporation	12.00	112.1	NM	NM	89.99	93.92	13.69	15.22	14.68	1.01

(1)

Assumes Conversion is completed at an estimated pro forma market value of $8.1 million at the minimum, $9.5 million at the midpoint, $10.9 million at the maximum and $12.6 million at the adjusted maximum.

(2)	All public thrifts traded on a major exchange, excluding mutual holding companies and companies being acquired in announced merger transactions.

Source: Security Bank, s.b.; S&P Global; Feldman Financial Advisors, Inc.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 35 years of experience in consulting, and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 commercial Banks, savings institutions, credit unions, insurance companies, and mortgage companies nationwide. The firm’s office is located outside of Washington, D.C. in McLean, Virginia.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelor’s and Master’s Degrees from the University of California, Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, mutual-to-stock conversion valuations, corporate valuations, strategic business plans, and fair value accounting analysis. Peter previously was with Kaplan Associates for 13 years. Peter also worked as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from The George Washington University.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Consolidated Balance Sheets

Security Bank, s.b.

As of December 31, 2022 and 2023 and June 30, 2024

	June 30,	December 31,
	2024	2023	2022
Assets
Cash on hand	$2,288,793	$4,626,394	$2,321,556
Due from banks	49,473,395	28,681,754	34,861,030
Federal funds sold	1,239,000	502,000	24,853,000

Cash and cash equivalents	53,001,188	33,810,148	62,035,586
Time deposits	—	—	1,000,000
Held-to-maturity securities	1,225,634	2,212,113	3,197,609
Available-for-sale securities	47,179,529	48,529,202	47,413,457
Federal Home Loan Bank stock	697,500	697,500	262,200
Loans receivable	107,566,252	109,238,835	97,842,586
Allowance for credit losses	(1,357,218)	(2,158,183)	(1,103,077)

Total loans, net	106,209,034	107,080,652	96,739,509
Premises and equipment, net	3,012,458	3,038,629	3,132,208
Foreclosed assets	297,162	3,000	—
Bank-owned life insurance	2,202,414	2,169,473	2,110,114
Accrued interest receivable	632,302	730,893	583,783
Mortgage servicing rights, net	330,449	339,640	367,242
Deferred tax assets	3,003,050	3,137,490	3,529,628
Other assets	1,774,441	1,822,584	1,929,491

Total Assets	$219,565,161	$203,571,324	$222,300,827

Liabilities and Equity
Deposits:
Demand	$128,581,259	$117,472,624	$160,596,938
Savings	26,035,211	29,509,628	33,838,247
Time	49,846,221	31,127,339	14,289,360

Total Deposits	204,462,691	178,109,591	208,724,545
Advances from the Federal Home Loan Bank	—	10,500,000	—
Advances from borrowers for taxes and insurance	392,076	361,433	313,972
Accrued expenses and other liabilities	850,591	1,147,216	1,216,968

Total Liabilities	205,705,358	190,118,240	210,255,485

Retained earnings	18,525,901	17,989,342	17,477,413
Accumulated other comprehensive loss	(4,666,098)	(4,536,258)	(5,432,071)

Total Equity	13,859,803	13,453,084	12,045,342

Total Liabilities and Equity	$219,565,161	$203,571,324	$222,300,827

Source: Security Bank, s.b., financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Consolidated Income Statements

Security Bank, s.b.

For the Years Ended December 31, 2022 and 2023

And the Six Months Ended June 30, 2024

(Dollars in Thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2024	2023	2023	2022
Total interest income	$4,779,044	$3,758,332	$7,962,412	$6,080,250
Total interest expense	1,381,904	193,207	933,260	222,943

Net interest income	3,397,140	3,565,125	7,029,152	5,857,307
Provision for credit losses	—	60,000	872,000	181,185

Net interest income after provision	3,397,140	3,505,125	6,157,152	5,676,122

Service fees on deposits	524,719	684,642	1,235,282	1,413,563
Debit card fees	208,629	209,190	428,757	431,890
Mortgage loan servicing fees, net	68,857	78,788	147,222	156,993
Gain on sale of loans	19,225	16,230	37,049	87,106
Brokerage fees	—	13,018	22,920	96,782
Gain (loss) on sale of real estate owned	—	—	2,775	(74,233)
Other non-interest income	77,219	54,429	129,318	127,838

Total non-interest income	898,649	1,056,297	2,003,323	2,239,939

Salaries and employee benefits	2,021,629	2,084,648	4,022,650	3,770,450
Occupancy and equipment	274,667	278,044	573,242	498,687
Data processing fees	277,841	256,378	513,900	601,723
FDIC insurance premiums	63,000	66,700	139,300	137,000
Advertising	64,007	68,115	144,939	104,646
Director fees	49,150	48,000	96,000	96,750
Debit card expense	37,329	33,471	70,979	50,845
Professional fees	315,926	397,080	709,068	562,956
Telephone and internet	65,359	67,235	134,845	120,329
Other non-interest expense	386,964	402,268	834,477	822,544

Total non-interest expense	3,555,872	3,701,939	7,239,400	6,765,930

Income before income taxes	739,917	859,483	921,075	1,150,131
Provision for income taxes	203,358	230,239	237,546	302,827

Net income	$536,559	$629,244	$683,529	$847,304

Source: Security Bank, s.b., financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

Security Bank, s.b.

As of December 31, 2022 and 2023 and June 30, 2024

(Dollars in Thousands)

	June 30,		December 31,
	2024		2023		2022
Loan Category	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)
Real estate loans:
One- to four-family residential	$33,354	30.98	$33,742	30.88	$35,062	35.88
Multi-family	5,012	4.66	5,205	4.76	5,125	5.24
Commercial	40,564	37.68	41,754	38.21	32,179	32.93
Construction and development	7,626	7.08	5,901	5.40	1,246	1.27
Farm land	3,394	3.15	4,180	3.83	3,992	4.08

	89,950	83.56	90,782	83.07	77,604	79.40
Commercial business loans	11,486	10.67	11,308	10.35	14,255	14.59
Consumer loans	6,217	5.77	7,191	6.58	5,874	6.01

Total loans	107,652	100.00	109,281	100.00	97,733	100.00

Allowance for credit losses	(1,357)		(2,158)		(1,103)
Deferred loan fees, net	(162)		(149)		(48)
Unearned dealer interest	76		107		157

Net total loans	$106,209		$107,081		$96,739

Source: Security Bank, s.b., financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Cash and Investments Composition

Security Bank, s.b.

As of December 31, 2022 and 2023 and June 30, 2024

(Dollars in Thousands)

	June 30,		December 31,
	2024		2023		2022
Cash and Investments Category	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)
Cash and cash equivalents (1)	$53,001	51.91	$33,810	39.66	$63,036	55.34
Available-for-sale securities, at fair value::
Municipal bonds, taxable	6,857	6.72	6,851	8.04	6,804	5.97
Municipal bonds, non-taxable	2,534	2.48	2,580	3.03	2,545	2.23
U.S. Government treasury obligations	7,137	6.99	7,171	8.41	6,949	6.10
U.S. Government agency obligations	987	0.97	1,008	1.18	1,006	0.88
Residential mortgage-backed securities	15,865	15.54	16,718	19.61	15,075	13.23
Collateralized mortgage obligations	13,800	13.52	14,201	16.66	15,036	13.20

Total available-for-sale securities	47,180	46.21	48,530	56.93	47,413	41.62
Held-to-maturity securities, at amortized cost:
Certificates of deposit	1,226	1.20	2,212	2.59	3,198	2.81
Other investments:
Federal Home Loan Bank stock	698	0.68	698	0.82	262	0.23

Total cash and investments	$102,104	100.00	$85,249	100.00	$113,909	100.00

Percent of total assets (%)
Cash and cash equivalents		24.14		16.61		28.36
Available-for-sale securities		21.49		23.84		21.33
Held-to-maturity securities		0.56		1.09		1.44
Other investments		0.32		0.34		0.12

Total cash and investments		46.50		41.88		51.24

(1)	Includes federal funds sold and time deposits.

Source: Security Bank, s.b., financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Deposit Accounts Composition

Security Bank, s.b.

As of December 31, 2022 and 2023 and June 30, 2024

(Dollars in Thousands)

	June 30,		December 31,
	2024		2023		2022
Deposit Account Category	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)
Non-interest bearing demand	$66,572	32.56	$62,257	34.95	$100,564	48.18
Money market and demand	62,010	30.33	55,215	31.00	60,033	28.76
Savings	26,035	12.73	29,510	16.57	33,838	16.21

Total non-certificate accounts	154,617	75.62	146,982	82.52	194,435	93.15
Certificate of deposit accounts	49,846	24.38	31,127	17.48	14,289	6.85

Total deposits	$204,463	100.00	$178,110	100.00	$208,725	100.00

Source: Security Bank, s.b., financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 8/30/24 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts (1)
1895 Bancorp of Wisconsin, Inc.	WI	BCOW	561	12.66	12.66	(1.22)	(9.59)	9.00	50.0	NM	NM	75.6	75.6	9.57	0.00
Affinity Bancshares, Inc.	GA	AFBI	874	14.32	12.49	0.64	4.54	21.34	136.8	25.4	24.7	109.5	128.2	15.67	0.00
Axos Financial, Inc.	NV	AX	22,855	10.02	9.46	2.08	21.64	69.43	3,950.2	9.1	10.3	172.5	183.8	17.28	0.00
Blue Foundry Bancorp	NJ	BLFY	2,045	16.90	16.88	(0.47)	(2.68)	11.07	234.7	NM	NM	75.3	75.4	12.72	0.00
Broadway Financial Corporation	CA	BYFC	1,367	20.66	19.01	0.21	1.00	7.63	42.6	23.1	NM	52.6	66.6	5.72	0.00
BV Financial, Inc.	MD	BVFL	897	22.90	21.56	1.40	6.76	14.35	163.4	12.1	12.1	79.5	85.9	18.21	0.00
Capitol Federal Financial, Inc.	KS	CFFN	9,603	10.63	10.53	(1.17)	(11.00)	6.01	779.6	NM	16.0	78.2	78.9	8.31	5.70
Carver Bancorp, Inc.	NY	CARV	747	5.34	5.34	(0.51)	(9.07)	1.95	10.0	NM	NM	55.3	55.3	1.38	0.00
Catalyst Bancorp, Inc.	LA	CLST	295	27.43	27.43	(1.34)	(4.45)	11.67	51.9	NM	NM	64.5	64.5	17.70	0.00
Central Plains Bancshares, Inc.	NE	CPBI	467	16.97	16.97	0.82	6.75	11.83	48.9	NA	NA	61.7	61.7	10.47	0.00
ECB Bancorp, Inc.	MA	ECBK	1,336	12.46	12.46	0.28	2.13	13.87	127.4	33.8	34.4	76.7	76.7	9.55	0.00
ESSA Bancorp, Inc.	PA	ESSA	2,234	10.10	9.54	0.79	7.84	18.44	175.2	10.2	10.1	82.9	88.3	8.36	3.29
First Northwest Bancorp	WA	FNWB	2,220	7.32	7.28	(0.06)	(0.75)	11.56	101.5	NM	NM	67.2	67.7	4.92	2.42
First Seacoast Bancorp, Inc.	NH	FSEA	602	10.72	10.68	(1.72)	(14.46)	9.25	41.4	NM	NM	69.4	69.7	7.44	0.00
FS Bancorp, Inc.	WA	FSBW	2,941	9.66	9.07	1.23	13.61	43.83	335.3	9.6	7.6	119.5	128.1	11.54	2.45
Generations Bancorp NY, Inc.	NY	GBNY	402	8.85	8.71	(0.64)	(7.19)	10.45	23.4	NM	NM	65.9	67.1	5.83	0.00
HarborOne Bancorp, Inc.	MA	HONE	5,787	9.98	9.03	0.28	2.71	13.20	547.8	34.7	22.4	101.7	113.5	10.14	2.44
Hingham Institution for Savings	MA	HIFS	4,521	9.23	9.23	0.48	5.00	256.97	560.3	27.3	NM	134.3	134.3	12.39	0.98
Home Federal Bancorp, Inc.	LA	HFBL	638	8.28	7.68	0.55	6.94	12.63	38.1	10.7	10.0	75.2	81.7	6.23	3.97
IF Bancorp, Inc.	IL	IROQ	888	8.33	8.33	0.20	2.52	18.00	57.8	31.6	NA	81.7	81.7	6.80	2.22
Kearny Financial Corp.	NJ	KRNY	7,683	9.81	8.43	(1.10)	(10.51)	6.81	425.1	NM	NM	58.2	68.8	5.71	6.47
Magyar Bancorp, Inc.	NJ	MGYR	944	11.55	11.55	0.80	7.03	12.40	80.5	10.6	10.6	74.9	74.9	8.65	1.61
New York Community Bancorp, Inc.	NY	NYCB	119,055	7.05	6.62	(2.74)	(31.68)	10.84	4,038.5	NM	NM	48.2	51.9	3.21	0.37
Northeast Community Bancorp, Inc.	NY	NECB	1,930	15.54	15.54	2.70	16.97	22.84	266.6	6.6	6.6	106.5	106.5	16.56	1.75
Northfield Bancorp, Inc.	NJ	NFBK	5,746	12.06	11.43	0.51	4.14	12.12	523.4	18.1	18.0	76.0	80.8	9.17	4.30
NSTS Bancorp, Inc.	IL	NSTS	266	28.77	28.77	(1.77)	(5.89)	9.85	45.5	NM	NM	68.2	68.2	19.62	0.00
PB Bankshares, Inc.	PA	PBBK	449	10.38	10.38	0.37	3.36	16.10	38.0	24.0	23.9	90.9	90.9	9.43	0.00
Ponce Financial Group, Inc.	NY	PDLB	2,842	17.51	17.51	0.31	1.78	11.34	254.5	29.1	NA	99.0	99.0	10.32	0.00
Provident Bancorp, Inc.	MA	PVBC	1,647	13.62	13.62	0.43	3.18	11.03	184.3	25.7	25.7	86.9	86.9	11.83	0.00
Provident Financial Holdings, Inc.	CA	PROV	1,272	10.21	10.21	0.57	5.62	14.36	98.8	13.5	14.4	75.7	75.7	7.73	3.93

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 8/30/24 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Provident Financial Services, Inc.	NJ	PFS	24,070	10.62	7.34	0.50	4.29	19.07	2,488.4	18.0	14.3	97.3	145.9	10.33	5.07
Riverview Bancorp, Inc.	WA	RVSB	1,538	10.14	8.51	0.12	1.23	4.62	97.5	46.2	16.3	62.6	75.9	6.34	1.71
SR Bancorp, Inc.	NJ	SRBK	1,021	19.54	17.26	(1.11)	(6.03)	10.00	95.1	NM	NM	47.7	55.5	9.31	0.00
Sterling Bancorp, Inc.	MI	SBT	2,375	13.85	13.85	0.27	2.01	5.79	303.0	41.4	40.7	92.2	92.2	12.77	0.00
Texas Community Bancshares, Inc.	TX	TCBS	452	11.46	11.43	(0.50)	(4.94)	14.31	42.1	NM	29.7	87.2	87.6	10.00	1.11
Timberland Bancorp, Inc.	WA	TSBK	1,901	12.69	11.97	1.31	10.44	31.23	248.8	10.3	10.3	103.0	110.1	13.07	3.07
Triumph Financial, Inc.	TX	TFIN	5,783	15.12	11.21	0.53	3.37	83.98	1,958.0	NM	NM	236.5	341.3	34.18	0.00
TrustCo Bank Corp NY	NY	TRST	6,107	10.73	10.72	0.81	7.71	34.84	662.3	13.5	13.1	101.1	101.2	10.85	4.15
Waterstone Financial, Inc.	WI	WSBF	2,290	14.63	14.61	0.54	3.47	15.15	275.2	24.0	24.0	88.1	88.3	12.89	3.98
Western New England Bancorp, Inc.	MA	WNEB	2,586	9.14	8.65	0.53	5.76	8.88	189.3	13.9	15.3	80.2	85.3	7.33	3.15
William Penn Bancorporation	PA	WMPN	819	15.22	14.68	0.02	0.13	12.00	112.1	NM	NM	90.0	93.9	13.69	1.01
WSFS Financial Corporation	DE	WSFS	20,745	11.95	7.53	1.33	11.48	54.74	3,244.4	12.1	11.7	130.3	216.4	15.63	1.11
Average			6,495	12.96	12.29	0.15	1.31	NA	551.1	20.6	17.6	88.1	97.2	10.93	1.58
Median			1,774	11.51	10.96	0.34	2.95	NA	169.3	18.0	14.9	79.9	83.5	10.07	0.99

(1)	Public thrifts traded on NYSE, NYSE American, and NASDAQ stock markets; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source: S&P Global.

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for the Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.

The net offering proceeds are invested to yield a return of 4.33%, which represented the yield on five-year U.S. Treasury securities at June 30, 2024. The effective combined federal and state income tax rate was assumed to be 28.5%, resulting in a net after-tax yield of 3.10%.

3.

The Bank will use a portion of the net proceeds to withdraw from the multiple-employer defined benefit pension plan in which it participates. The Bank estimates that withdrawing from the pension plan would result in a $1.8 million pre-tax charge to operations, $1.3 million after-tax reduction to equity, and pre-tax cost savings of $156,000 ($112,000 after taxes), based upon the Bank’s actual pension plan expense for the LTM ended June 30, 2024

4.

It is assumed that 7.0% of the total shares of common stock to be sold in the Conversion will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 20-year loan to the ESOP from the Bank. No re-investment is assumed on proceeds used to fund the ESOP.

5.

It is assumed that that the Bank’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 3.0% of the total shares sold in the Conversion. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

6.

It is assumed that an additional 10.0% of the total shares sold in the Stock Offering will be reserved for issuance by the Bank’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $4.64 per option. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25.0% were non-qualified options for income tax purposes, the options would vest at a rate of 20.0% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

7.

The fair value of stock options has been estimated at $4.64 per option using the Black-Scholes option pricing model with the following assumptions: grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; expected option life of 10 years; risk-free interest rate of 4.36%; and volatility rate of 24.88% based on a selected bank stock index.

8.	Total offering expenses are estimated at $1,650,000.

9.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the Stock Offering.

10.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Conversion Valuation Range

Security Bank, s.b.

Historical Financial Data as of June 30, 2024

(Dollars in Thousands, Except Per Share Data)

Minimum	Midpoint	Maximum	Adj. Maximum
Shares sold in the offering	807,500	950,000	1,092,500	1,256,375
Offering price	$10.00	$10.00	$10.00	$10.00
Gross offering proceeds	$8,075	$9,500	$10,925	$12,564
Less: estimated offering expenses	(1,650)	(1,650)	(1,650)	(1,650)

Net offering proceeds	6,425	7,850	9,275	10,914
Less: ESOP purchase	(565)	(665)	(765)	(879)
Less: RSP purchase	(242)	(285)	(328)	(377)

Net investable proceeds	$5,618	$6,900	$8,182	$9,658
Net income - LTM ended 6/30/24	$592	$592	$592	$592
Pro forma income on net proceeds	174	214	253	299
Pro forma ESOP adjustment	(20)	(24)	(27)	(31)
Pro forma RSP adjustment	(35)	(41)	(47)	(54)
Pro forma stock option adjustment	(70)	(82)	(94)	(108)
Expense savings from pension plan withdrawal	112	112	112	112

Pro forma net income	$753	$771	$789	$810

Pro forma earnings per share	$1.00	$0.87	$0.77	$0.69
Core earnings - LTM ended 6/30/24	$592	$592	$592	$592
Pro forma income on net proceeds	174	214	253	299
Pro forma ESOP adjustment	(20)	(24)	(27)	(31)
Pro forma RSP adjustment	(35)	(41)	(47)	(54)
Pro forma stock option adjustment	(70)	(82)	(94)	(108)
Expense savings from pension plan withdrawal	112	112	112	112

Pro forma core earnings	$753	$771	$789	$810

Pro forma core earnings per share	$1.00	$0.87	$0.77	$0.69
Total equity - 6/30/24	$13,860	$13,860	$13,860	$13,860
Net offering proceeds	6,425	7,850	9,275	10,914
Less: ESOP purchase	(565)	(665)	(765)	(879)
Less: RSP purchase	(242)	(285)	(328)	(377)
Less: pension plan withdrawal cost	(1,263)	(1,263)	(1,263)	(1,263)

Pro forma total equity	$18,215	$19,497	$20,779	$22,255

Pro forma tangible equity	$18,215	$19,497	$20,779	$22,255

Pro forma book value	$22.56	$20.52	$19.02	$17.71
Pro forma tangible book value	$22.56	$20.52	$19.02	$17.71
Total assets - 6/30/24	$219,565	$219,565	$219,565	$219,565
Net offering proceeds	6,425	7,850	9,275	10,914
Less: ESOP purchase	(565)	(665)	(765)	(879)
Less: RSP purchase	(242)	(285)	(328)	(377)
Less: pension plan withdrawal cost	(1,263)	(1,263)	(1,263)	(1,263)

Pro forma total assets	$223,920	$225,202	$226,484	$227,960
Pro Forma Ratios:
Price / Book Value	44.33%	48.73%	52.58%	56.47%
Price / Tangible Book Value	44.33%	48.73%	52.58%	56.47%
Price / LTM Earnings Per Share	10.00	x	11.49	x	12.99	x	14.49	x
Price / Core Earnings Per Share	10.00	x	11.49	x	12.99	x	14.49	x
Price / Total Assets	3.61%	4.22%	4.82%	5.51%
Total Equity / Assets	8.13%	8.66%	9.17%	9.76%
Tangible Equity / Assets	8.13%	8.66%	9.17%	9.76%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Conversion Analysis at the Midpoint Value

Security Bank, s.b.

Historical Financial Data as of June 30, 2024

Valuation Parameters	Symbol	Data
Net income — LTM	Y	$592,000
Core earnings — LTM	Y	592,000
Net worth	B	13,860,000
Tangible net worth	B	13,860,000
Total assets	A	219,565,000
Expenses in conversion	X	1,650,000
Other proceeds not reinvested	O	950,000
ESOP purchase	E	665,000
ESOP expense (pre-tax)	F	33,566
RSP purchase	M	285,000
RSP expense (pre-tax)	N	57,343
Stock option expense (pre-tax)	Q	88,160
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	3.10%
Tax rate	T	28.50%
Shares for EPS	S	93.35%
Pro Forma Valuation Ratios at Midpoint Value
Price / LTM EPS	P/E	11.49	x
Price / Core EPS	P/E	11.49	x
Price / Book Value	P/B	48.73%
Price / Tangible Book	P/TB	48.73%
Price / Assets	P/A	4.22%

Pro Forma Calculation at Midpoint Value				Based on
V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$9,500,000	[LTM earnings]
	1 - (P/E / S) * R
V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$9,500,000	[Core earnings]
	1 - (P/E / S) * R
V =	P/B * (B - X - E - M )	=	$9,500,000	[Book value]
	1 - P/B
V =	P/TB * (B - X - E - M )	=	$9,500,000	[Tangible book]
	1 - P/TB
V =	P/A * (A - X - E - M )	=	$9,500,000	[Total assets]
	1 - P/A

Pro Forma Valuation Range				Valuation Range
Minimum =	$9,500,000	x 0.8500	=	$8,075,000
Midpoint =	$9,500,000	x 1.0000	=	$9,500,000
Maximum =	$9,500,000	x 1.1500	=	$10,925,000
Adj. Max. =	$10,925,000	x 1.1500	=	$12,563,750

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Analysis

Pro Forma Conversion Valuation

Computed from Market Price Data as of August 30, 2024

		Security Midwest	Comparative Group		All Public Thrifts (1)
Valuation Ratio	Symbol	Bancorp	Average	Median	Average	Median
Price / LTM EPS	P/E		22.10	24.03	20.56	18.04
Minimum	(x)	10.00	-54.8%	-58.4%	-51.4%	-44.6%
Midpoint		11.49	-48.0%	-52.2%	-44.1%	-36.3%
Maximum		12.99	-41.2%	-46.0%	-36.8%	-28.0%
Adjusted Maximum		14.49	-34.4%	-39.7%	-29.5%	-19.7%
Price / Core EPS	P/E		23.80	26.79	17.59	14.86
Minimum	(x)	10.00	-58.0%	-62.7%	-43.2%	-32.7%
Midpoint		11.49	-51.7%	-57.1%	-34.7%	-22.7%
Maximum		12.99	-45.4%	-51.5%	-26.2%	-12.6%
Adjusted Maximum		14.49	-39.1%	-45.9%	-17.6%	-2.5%
Price / Book Value	P/B		76.08	75.40	88.09	79.87
Minimum	(%)	44.33	-41.7%	-41.2%	-49.7%	-44.5%
Midpoint		48.73	-35.9%	-35.4%	-44.7%	-39.0%
Maximum		52.58	-30.9%	-30.3%	-40.3%	-34.2%
Adjusted Maximum		56.47	-25.8%	-25.1%	-35.9%	-29.3%
Price / Tangible Book	P/TB		77.28	78.63	97.18	83.49
Minimum	(%)	44.33	-42.6%	-43.6%	-54.4%	-46.9%
Midpoint		48.73	-36.9%	-38.0%	-49.9%	-41.6%
Maximum		52.58	-32.0%	-33.1%	-45.9%	-37.0%
Adjusted Maximum		56.47	-26.9%	-28.2%	-41.9%	-32.4%
Price / Total Assets	P/A		10.93	9.78	10.93	10.07
Minimum	(%)	3.61	-67.0%	-63.1%	-67.0%	-64.2%
Midpoint		4.22	-61.4%	-56.9%	-61.4%	-58.1%
Maximum		4.82	-55.9%	-50.7%	-55.8%	-52.1%
Adjusted Maximum		5.51	-49.6%	-43.7%	-49.6%	-45.3%

(1)	Excludes companies subject to mutual holding company ownership or pending acquisition.

IV-4